QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.2

Sale of SR Investment, Inc.

STOCK PURCHASE AGREEMENT

Dated as of August 27, 2002

Among

National Australia Bank Limited
(ABN 12 004 044 937),
MSRA Holdings, Inc.
HomeSide Lending, Inc.
and
SR Investment, Inc.

and

Washington Mutual Bank, FA

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS
1.01	Defined Terms.
1.02	Interpretation.
ARTICLE II. PURCHASE AND SALE OF SRI CAPITAL STOCK
2.01	Purchase and Sale of SRI Capital Stock.
2.02	Consideration.
2.03	Calculation of Purchase Price.
2.04	Settlement Date Payments.
2.05	No Offset.
2.06	Interim Settlement.
ARTICLE III. CLOSING, TRANSFERS AND RELATED ITEMS
3.01	Closing and Closing Date.
3.02	Deliveries at Closing.
3.03	Further Assistance and Assurances.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES
4.01	Disclosure Schedules.
4.02	Representations and Warranties of Sellers.
4.03	Representations and Warranties of Buyer.
4.04	No Other Representations or Warranties.
ARTICLE V. COVENANTS
5.01	Transfer of Excluded Assets and Excluded Liabilities; Management of Excluded Litigation.
5.02	Conduct of Business.
5.03	Access; Confidentiality.
5.04	Taking of Necessary Action.
5.05	Disclosure; Legend
5.06	Delinquent Accounts Receivable.
5.07	No Solicitation.
5.08	Non-Competition Agreement.
5.09	Servicing Portfolio Expenses.
5.10	2001 Agreements.
5.11	Transactions with Affiliates.
5.12	Prepayment or Satisfaction of Indebtedness; Hedges.
5.13	Subservicing of Excluded Assets.
5.14	Loan Solicitations.
5.15	Agreements Currently in Place.
5.16	VA No-bid Protection.
5.17	Liability for Breach of Covenants.
5.18	Prohibition on Certain Purchases or Sales.
ARTICLE VI. EMPLOYEES
6.01	Employees.

i

ARTICLE VII. TAXES
7.01	Tax Representations and Warranties.
7.02	Indemnification Obligations With Respect to Taxes.
7.03	Tax Returns and Payment Responsibility.
7.04	Contest Provisions.
7.05	Tax Sharing Agreements.
7.06	Assistance and Cooperation.
7.07	Tax Records.
7.08	Other Provisions.
ARTICLE VIII. CONDITIONS TO THE CLOSING
8.01	Conditions to Each Party's Obligation to Effect the Purchase.
8.02	Conditions to Obligation of Buyer.
8.03	Conditions to Obligations of Sellers.
ARTICLE IX. TERMINATION
9.01	Termination.
9.02	Effect of Termination and Abandonment.
ARTICLE X. INDEMNIFICATION
10.01	Indemnification Not Subject to Limitations.
10.02	Indemnification for Mortgage Operations and Mortgage Loans.
10.03	Indemnification Subject to Limitations.
10.04	Survival Periods.
10.05	Miscellaneous.
10.06	De Minimis Liability Restriction, Deductible and Cap.
10.07	Third-Party Claims.
10.08	Future Indemnification Protocol
ARTICLE XI. GENERAL PROVISIONS
11.01	Notices.
11.02	Amendment and Modification; Waiver.
11.03	Entire Agreement.
11.04	Fees and Expenses.
11.05	Third Party Beneficiaries.
11.06	Assignment; Binding Effect.
11.07	Governing Law.
11.08	Waiver of Jury Trial.
11.09	Counterparts.
11.10	Severability.
11.11	Affiliates of Buyer.
EXHIBITS
Hedge Valuations	A
Matrix Pricing Grid	B

ii

        STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 27, 2002, among National Australia Bank Limited (ABN 12 004 044 937), an Australian corporation ("NAB"), MSRA Holdings, Inc., a Delaware corporation ("MSRA"), HomeSide Lending, Inc., a Florida corporation ("HomeSide") and SR Investment, Inc., a Delaware corporation ("SR Investment") and Washington Mutual Bank, FA, a federal savings association ("Buyer").

RECITALS

        A.    NAB owns, through wholly-owned Subsidiaries, all of the capital stock of MSRA. MSRA owns all of the capital stock of SR Investment. SR Investment owns all of the capital stock of HomeSide.

        B.    On the terms and subject to the conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to purchase from MSRA, all of the shares of the capital stock of SR Investment (the "SRI Capital Stock") issued and outstanding as of the Effective Time.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I.

Definitions

        1.01    Defined Terms.

        (a)  The following terms are used in this Agreement with the meanings set forth below:

          "Accounts Receivable" means any and all accounts receivable owned by a Subject Company (other than any account receivable that is either an Excluded Asset, Peoples Receivable or an Accrued Servicing Fee).

          "Accrued Servicing Fee" means any Servicing fee accrued in accordance with GAAP including any accrued late charge fees or penalties net of applicable guarantee fees.

          "Acquired Hedge Assets" means all of the Hedge Assets except for the Excluded Hedge Assets.

          "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, Regulatory Authority or other Governmental Authority.

          "Administration Agreements" means the Administration Agreement dated as of March 1, 2002 between HomeSide and Buyer (relating to ZC Sterling Insurance Agency, Inc.), the Administration Agreement dated as of March 1, 2002 between HomeSide and Buyer (relating to LOGS National Servicing Agency, Inc.) and the Administration Agreement dated as of March 1, 2002 among HSL Realty Tax Services Corporation (now known as MSR Services Corporation), HomeSide and Buyer.

          "Advances" means, with respect to any Subject Company, the moneys that have been advanced by such Subject Company on or before the Closing Date from its funds in connection with its servicing of Mortgage Loans in accordance with applicable Regulations (which moneys include principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of the Mortgaged Properties).

          "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

          "Agency" means FHA, VA, GNMA, FNMA, FHLMC, HUD or State Agency, as applicable.

          "Agreement" has the meaning set forth in the preamble to this Agreement, as this Agreement may be amended or modified from time to time in accordance with the provisions of this Agreement.

          "ARM Loan" means a Mortgage Loan that is an adjustable rate loan.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Jacksonville, Florida or Seattle, Washington generally are required or authorized by law or executive order to close.

          "Buyer Affiliate" means an Affiliate of Buyer and shall include each Subject Company after the Closing but not prior thereto.

          "Certificate Insurer" means a provider of an insurance policy insuring against certain specified losses or shortfalls with respect to certain mortgage-backed securities.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "Compensation and Benefit Plans" means bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, deferred and restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plans, agreements, policies or arrangements maintained by or contributed to by the Sellers, a NAB Affiliate or a Subject Company that cover past or present employees of either Subject Company.

          "Control," "Controlling" or "Controlled" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          "Custodial Account" means all funds held or controlled by any Seller or Subject Company with respect to any Mortgage Loan, including all principal and interest funds and any other funds due Investors, buydown funds, suspense funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of Mortgagors, if applicable).

          "Custodial File" means, with respect to a Mortgage Loan, the Mortgage, the Mortgage Note, assignments of mortgage instruments and all of the other documents that must be maintained on file with a document custodian or trustee under applicable Regulations.

          "Damages" means, subject to the limitations in Section 10.05(g) when applicable, any and all assessments, judgments, claims, Liabilities, losses, costs, damages or expenses (including, without limitation, exemplary damages, punitive damages, interest, penalties and reasonable attorneys' fees, expenses and disbursements in connection with an action, suit or proceeding and including, without limitation, the cost of any letter of credit required by GNMA).

          "Delinquent Accounts Receivable" means accounts receivable that as of the Effective Time are 90 days delinquent or otherwise deemed impaired or uncollectible.

          "EBO Loans" means any Mortgage Loan owned by a Subject Company at the time immediately prior to the Effective Time and acquired as a result of purchasing the Mortgage Loan out of a GNMA pool, accrued and unpaid interest thereon and any related outstanding Advances.

          "Environmental Laws" means all domestic, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" means all of the following assets of the Subject Companies:

(i)	All of the shares of capital stock of each of the HomeSide Subsidiaries (and any promissory notes, purchase money obligations or other account receivables received by a Subject Company in connection with the transfer of such stock in accordance with Section 5.01);
(ii)
All assets relating to the business of a HomeSide Subsidiary, including, without limitation, any Servicing Rights, contractual rights, indemnification rights or repurchase rights relating to Mortgage Loans owned by a HomeSide Subsidiary or previously transferred by a HomeSide Subsidiary including, as it pertains to Funding Corp., all rights and obligations of HomeSide and Funding Corp. under the Funding Corp. Documents and Funding Corp.'s beneficial interest in that certain HomeSide Mortgage Loan Buyout Trust 1998-A (the "Buyout Trust"), subject to the obligations of HomeSide and Buyer to service the Mortgage Loans owned by the Buyout Trust;
(iii)	All leasehold interests and associated leasehold improvements;
(iv)	All Excluded Hedge Assets;
(v)	All Excluded IP Assets;
(vi)	All of the employment agreements set forth in Schedule 1.01(a)-1 hereto;
(vii)	The assets relating to the Compensation and Benefit Plans of HomeSide and SR Investment (including, without limitation, split-dollar insurance policies);
(viii)	The rights and benefits accruing to the Subject Companies under the MidFirst Transaction, including the $10 million holdback receivable;
(ix)	All EBO Loans;
(x)	All furniture, fixtures, computer hardware and other equipment situated on and within the leasehold premises located at 8659 Baypine Road, Suite 300, Jacksonville, FL 32256;
(xi)	Indemnification obligations of Buyer with respect to the Subject Companies arising pursuant to rights existing prior to the Effective Time;
(xii)	The rights and benefits accruing to the Subject Companies under the Peoples Transaction; and
(xiii)	Accounts receivable, rights of action and indemnity rights relating to any asset described in clauses (i) through (xii) above.

          "Excluded IP Assets" means the Retained IP Assets as such term is defined in the 2001 Purchase Agreement.

          "Excluded Hedge Assets" means (i) all of the Hedge Assets so identified in Exhibit A hereto, if any, and (ii) any Hedge Asset relating to the medium term notes of the Subject Companies that are no longer outstanding as of the Effective Time.

          "Excluded Liabilities" means all of the following liabilities of the Subject Companies:

    (i)
    All obligations for funded debt or borrowed money, including payment, prepayment or other satisfaction of the remaining payment obligations other than with respect to

      HomeSide's outstanding medium term notes and unpaid debt owing immediately prior to the Effective Time by Subject Companies to NAB or a NAB Affiliate (the "Intercompany Debt") arising after the Effective Time and any penalties or premiums paid or payable in connection with any payment, prepayment or satisfaction thereof;

    (ii)
    All Liabilities arising after the Effective Time from the employment of current and former employees (including, without limitation, severance obligations and obligations under any employment agreement, retention bonus plan, split-dollar insurance policies and any other Compensation and Benefit Plans but excluding obligations assumed by Buyer to Prospective Employees pursuant to the 2001 Purchase Agreement, it being understood that Liability for the threatened Action listed on Section 1.01(a)-3 of the Disclosure Schedule is not Excluded Liabilities);

    (iii)
    All Liabilities relating to the MidFirst Transaction;

    (iv)
    All Liabilities (including any Third Party Claim, as defined in Section 10.06, regardless of when such Third Party Claim is filed or threatened) relating to Excluded Assets or to any Subsidiary of the Subject Companies which was dissolved during the last three years, including, but not limited to, (A) Liabilities arising from a Subject Company's (1) status as the direct or indirect owner of an Excluded Asset, (2) management or operation of an Excluded Asset, or (3) transactions it engaged in with respect to an Excluded Asset, subject to the provisions in Section 5.15(f) and (B), as it pertains to Funding Corp., Liabilities of Funding Corp. and HomeSide under the Funding Corp. Documents, subject to the agreement of HomeSide and Buyer to provide Servicing of the Mortgage Loans owned by the Buyout Trust after the Closing in accordance with the terms of Section 5.13 hereof;

    (v)
    All obligations and related Liabilities to current and former officers, directors, employees, consultants, independent contractors, agents and attorneys of a Subject Company to indemnify or hold harmless the Person from and against Liabilities for such Person's acts or omissions occurring prior to the Effective Time, whether arising under a Subject Company's charter or bylaws, a contract or a statute, and all obligations of a Subject Company to maintain policies of insurance covering such Liabilities;

    (vi)
    All Liabilities relating to the Peoples Transaction; and

    (vii)
    All indemnification obligations of a Subject Company and any Liability of a Subject Company relating to or arising from performance of the covenants and obligations applicable to it under the 2001 Purchase Agreement and other agreements executed in connection therewith, including, without limitation, the Subservicing Agreement, the Solicitation Rights Agreement, the Transitional Agreement and the Administration Agreements, in each instance subject to any limitations, restrictions or qualifications on such Liability that are set forth in the applicable agreement.

          "FHA" means Federal Housing Administration or any successor thereto.

          "FHA Loans" means residential mortgage loans that are insured, or are eligible and intended to be insured, by FHA.

          "FHLMC" means Federal Home Loan Mortgage Corporation or any successor thereto.

          "FNMA" means Federal National Mortgage Association or any successor thereto.

          "Foreclosure" means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Regulations.

          "Funding Corp." means HomeSide Funding Corporation, a wholly-owned subsidiary of HomeSide.

          "Funding Corp. Documents" means that certain Mortgage Loan Purchase and Sale Agreement dated December 4, 1998, between Funding Corp. and HomeSide, that certain Pooling and Servicing Agreement dated December 4, 1998, among Funding Corp., HomeSide and Bank One Trust Company, and that certain Certificate Purchase Agreement dated December 4, 1998, among Funding Corp., HomeSide, Enterprise Funding Corporation and Nationsbank, N.A.

          "GAAP" means generally accepted accounting principles in the United States which, unless otherwise indicated, are applied on a consistent basis.

          "GNMA" means Government National Mortgage Association or any successor thereto.

          "Governmental Authority" means any Agency or other domestic or foreign court, administrative agency, self-regulatory authority or commission or other body acting in an adjudicative capacity or other federal, state or local governmental or self-regulatory authority or instrumentality.

          "Guides" means (a) the FNMA Selling and Servicing Guides with respect to FNMA Mortgage Loans, (b) the FHLMC Sellers' and Servicers' Guides with respect to FHLMC Mortgage Loans, (c) the Handbook of GNMA 5500.1, Government National Mortgage Association GNMA I Mortgage-Backed Securities Guide or the Handbook GNMA 5500.2 Government National Mortgage Association GNMA II Mortgage-Backed Securities Guide with respect to the GNMA Mortgage Loans, (d) the HUD 4155.1 REV-4, Mortgage Credit Analysis for Mortgage Insurance on 1-to-4 Family Properties, HUD 4000.2 REV-2 Mortgagee Handbook Application Through Insurance (Single Family), HUD 4000.4 REV-1, Single Family Direct Endorsement Program, HUD 4145.1 REV-2, Architectural Processing and Inspections for Home Mortgage Insurance, 4150.1 REV-1 Valuation Analysis for Home Mortgage Insurance, HUD 4060-1 REV-1, Mortgagee Approval Handbook, (e) the VA Lender's Handbook, (f) any seller or servicer guide or manual published from time to time by a Private Investor and (g) any and all rules, regulations, guidelines, and memoranda issued by each Investor and Insurer, in each case, as such Guide may be amended or supplemented from time to time.

          "Hazardous Substances" means all substances defined as such, or regulated as such, under any Environmental Law, including, but not limited to, petroleum, asbestos or polychlorinated biphenyls.

          "Hedge Assets" means all of HomeSide's interest rate swaps, caps, floors, collars, options, swaptions, futures and forward contracts, foreign exchange contracts, currency swaps, principal only trades, mortgage TBAs, treasury trades, or other arrangements (including those described on Exhibit A hereto), in each case designed to alter the risks arising from fluctuations in interest rates or currency values.

          "HomeSide Subsidiaries" means all of the Subsidiaries of HomeSide. The HomeSide Subsidiaries are listed on Section 4.02(a)(vi)(a) of the Disclosure Schedule.

          "HUD" means United States Department of Housing and Urban Development or any successor thereto.

          "Insurer" means (i) a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including, without limitation, any Agency and any provider of private mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance with respect to any Mortgage Loan or related Mortgaged Property or (ii) a Person who provides, with respect to a Servicing Agreement or an applicable Regulation, any fidelity bond, direct surety bond, letter of credit, other credit enhancement instrument or errors and omissions policy or (iii) is a Certificate Insurer.

          "Intellectual Property" means each of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof (collectively, "Patents"); (ii) trademarks, service marks, trade dress, logos, trade names and Internet domain names together with all goodwill associated therewith, including, without limitation, the use of all translations, adaptations, derivations and combinations of the foregoing (collectively, "Marks"); (iii) copyrights and copyrightable works (including, without limitation, web sites) and all registrations, applications and renewals for any of the foregoing (collectively, "Copyrights"); (iv) information not generally known to the public or that would constitute a trade secret under the Uniform Trade Secrets Act, and confidential information (including, without limitation, know-how, research and development information, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information) (collectively, "Trade Secrets"); (v) other intellectual property rights; (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), along with all income, royalties, damages and payments due or payable after the Closing including, without limitation, damages and payments for past or future infringements or misappropriations thereof; (vii) the right to sue and recover for past infringements or misappropriations thereof; (viii) any defenses related to any of the above; and (ix) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

          "Interest Rate" means the prime rate in the United States as published in The Wall Street Journal on the date that the calculation of interest is to be made on the amount specified. If more than one rate, or a range of rates, is so published as the prime rate, the prime rate shall be the average of the rates published.

          "Investor" means FHLMC, FNMA, GNMA, any State Agency, a Seller, a NAB Affiliate, a Subject Company, a HomeSide Subsidiary, a Private Investor or any other Person who owns or holds Mortgage Loans, serviced or subserviced by any Seller, NAB Affiliate, Subject Company or HomeSide Subsidiary, pursuant to a Servicing Agreement, as applicable.

          "IRS" means the Internal Revenue Service of the United States of America or any successor agency or authority.

          "Knowledge" means, with respect to each of Sellers and Buyer, the knowledge of any of the persons whose names are set forth in Section 1.01 of their respective Disclosure Schedules.

          "Liabilities" means any and all debts, losses, liabilities, offsets, claims, Damages, fines, penalties, interest, obligations, payments and accounts payable (including, without limitation, those arising out of any award, demand, assessment, settlement, judgment or compromise relating to any Action), and accruals for out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and reasonable expenses incurred in investigating, preparing, defending or litigating any Action).

          "License" means any license, permit, franchise, approval, orders, qualifications, waivers or other authorization of any Governmental Authority.

          "Lien" means any lien, pledge, security interest, mortgage, deed of trust, claim, encumbrance, easement, servitude, encroachment, charge or similar right of any other Person of any kind or nature whatsoever (other than those customarily arising under securities laws).

          "Material Adverse Effect" means:

            (a)  With respect to the Subject Companies, (I) a material adverse change in, or a material adverse effect upon, the assets, the results of operations or the financial condition of the Subject Companies, taken as a whole, excluding any effect or change attributable to or resulting from (1) events, changes or trends in economic, business or financial conditions, including interest rate conditions, generally or relating to companies engaged in the mortgage banking business, (2) changes in laws, regulations, interpretations of laws or regulations, GAAP or regulatory accounting requirements applicable to mortgage banking companies or their holding companies, (3) actions, or effects of actions, taken by Sellers or the Subject Companies that either are required by or contemplated in this Agreement or are taken with the prior written consent of Buyer, (4) any change in national or international political or social conditions including, without limitation, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (5) any change in Excluded Assets or Excluded Liabilities or any change affecting, but only to the extent affecting, Excluded Assets or Excluded Liabilities, and (6) changes in net operating losses, built-in losses or other tax attributes of the subject companies or (II) a material impairment of the Sellers' or Subject Companies' ability to perform their material obligations under this Agreement; and

            (b)  With respect to Buyer, a material impairment of Buyer's ability to perform its material obligations under this Agreement.

          "MidFirst Agreement" means the Mortgage Servicing Purchase Agreement, dated May 31, 2002, among MidFirst Bank, HomeSide and NAB.

          "MidFirst Transaction" means the actions contemplated by the MidFirst Agreement.

          "Missing Loan Documents" means Mortgage Loan Documents that are (i) lost or missing, or (ii) completed, executed or otherwise created or maintained in a manner that does not comply with applicable Regulations.

          "Mortgage" means with respect to a Mortgage Loan, a mortgage, deed of trust or other security instrument creating a Lien upon real property and any other property described therein which secures a Mortgage Note, together with any assignment, reinstatement, extension, endorsement or modification thereof.

          "Mortgage Loan" means either an Owned Loan or Serviced Loan.

          "Mortgage Loan Documents" means the Custodial File and all other documents relating to Mortgage Loans required to document and service the Mortgage Loans by applicable Regulations, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by applicable Regulations, credit and closing packages and disclosures.

          "Mortgage Note" means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

          "Mortgaged Property" means (i) the real property and improvements thereon, (ii) the stock in a residential housing corporation and the lease to the related dwelling unit or (iii) a manufactured home and, as applicable, the real property upon which the home is situated, in each case that secures a Mortgage Note and that is subject to a Mortgage.

          "Mortgagor" means the obligor(s) on a Mortgage Note.

          "NAB Affiliate" means an Affiliate of NAB other than a Subject Company.

          "Originator" means, with respect to any Mortgage Loan, the entity or entities that (i) took the relevant Mortgagor's loan application, (ii) processed the relevant Mortgagor's loan application or (iii) closed and/or funded such Mortgage Loan.

          "Owned Loan" means a mortgage loan owned by a Subject Company that is evidenced by a Mortgage Note and secured by a first priority Mortgage on a one-to-four family residential property (or a second priority mortgage loan that was originated concurrently or in conjunction with a first priority mortgage loan).

          "Peoples Receivable" means the $950,000 Receivable due and owing HomeSide pursuant to the terms of the Peoples Transaction.

          "Peoples Transaction" means the Settlement Agreement among Buyer, HomeSide, SR Investment and Peoples Bank dated August 2, 2002.

          "Person" means any individual, bank, corporation, partnership, association, limited liability company, business trust, unincorporated organization or similar organization, whether domestic or foreign, or any Governmental Authority.

          "Previously Disclosed" by a party means information set forth in the relevant corresponding section of its Disclosure Schedule; provided that information which, on its face, is reasonably readily apparent to the reader that it is related to another provision of this Agreement shall also be deemed to be Previously Disclosed with respect to such other provision.

          "Prior Owner" means, with respect to a Mortgage Loan, any Person (other than either Seller, either Subject Company, any HomeSide Subsidiary, any Originator or any Investor), who at any time had a beneficial interest in, or was a record owner of, such Mortgage Loan or any trustee acting on behalf of such Person.

          "Prior Servicer" means any party that was a servicer or subservicer of any Mortgage Loan before any Seller, Subject Company, HomeSide Subsidiary or the current Servicer, as applicable, became the servicer or subservicer of the Mortgage Loan.

          "Private Investors" means Investors which are not Agencies.

          "Prospective Employees" has the meaning set forth in Section 1.01(a) of the 2001 Purchase Agreement.

          "Rating Agency" means any nationally recognized statistical credit agency that at the time of any determination thereof has outstanding a rating on one or more classes of mortgage-backed securities or asset-backed securities at the request of any issuer of mortgage-backed securities or asset-backed securities.

          "Recourse Obligation" means, with respect to any Mortgage Loan, any arrangement pursuant to which any Seller, Subject Company or HomeSide Subsidiary bears the risk of any part of the ultimate credit losses incurred in connection with a default under or Foreclosure of the Mortgage Loan not owned by such Seller, Subject Company or HomeSide Subsidiary, except insofar as such risk of loss is based upon (i) a breach by such Seller, Subject Company or HomeSide Subsidiary of any of their contractual representations, warranties or covenants, (ii) expenses, such as legal fees, in excess of the reimbursement limits, if any, set forth in the applicable Regulations, or (iii) an early payment default based on a delinquency or default under the Mortgage Loan within the first year after the closing of such Mortgage Loan. The parties hereto acknowledge that no Recourse Obligation results from or arises under the applicable Regulations pertaining to GNMA.

          "Regulation" means and includes, as of the time of reference, with respect to the Mortgage Loans and the Servicing under the Servicing Agreements, all of the following: (i) all contractual obligations of a Seller, Subject Company, HomeSide Subsidiary or any Originator or Prior Servicer

  with respect to Servicing under any Servicing Agreement, Mortgage Note, Mortgage and other Mortgage Loan Document, the applicable Guides and an agreement with any Investor or any Insurer, (ii) all applicable federal, state and local legal and regulatory requirements (including statutes, rules, regulations and ordinances) binding upon a Seller, Subject Company, HomeSide Subsidiary or any Originator or Prior Servicer, (iii) all Guides and other applicable requirements and guidelines of each Agency or other Regulatory Authority or Governmental Authority having jurisdiction, including, without limitation, those of any Insurer and (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

          "REO" means any residential real property owned by a Seller, a Subject Company, a HomeSide Subsidiary (whether for its own account or on behalf of an Investor, FHA or VA as a result of a Foreclosure).

          "Repurchase Equivalent Event" means with respect to a Mortgage Loan or the related Servicing the event of (i) a denial or rescission of mortgage insurance coverage by an Insurer, including, but not limited to, a determination by the VA or FHA with respect to a VA Loan or FHA Loan, as applicable, that such Mortgage Loan is not eligible to be guaranteed or insured by such Agency, (ii) an Investor repurchase or indemnification demand, (iii) an Investor determination of Significant Underwriting Deficiency or (iv) the commission of fraud by any Seller or Subject Company, any Originator, any Prior Owner or any Prior Servicer that materially and adversely affects the value or marketability of the Mortgage Loan or related Servicing (in each case other than as a result of any action, error or omission by Buyer that constitutes a failure of Buyer to fulfill its obligations under the Subservicing Agreement).

          "Sellers" means NAB and MSRA.

          "Serviced Loan" means a residential mortgage loan (i) that is evidenced by a Mortgage Note and secured by a Mortgage, (ii) with respect to which a Seller, a Subject Company or a HomeSide Subsidiary owns the Servicing as of the Closing Date and (iii) which is included in the Servicing Rights Portfolio.

          "Servicer" means the Person responsible for performing the Servicing functions in connection with a Mortgage Loan in or related to the Servicing Rights Portfolio.

          "Servicing" means mortgage loan servicing, subservicing rights and master servicing rights and obligations including, without limitation, one or more of the following functions (or a portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a mortgage loan; (ii) the collection of payments on account of taxes and insurance; (iii) the remittance of appropriate portions of collected payments; (iv) the provision of full escrow administration; (v) the pursuit of Foreclosure remedies against a related Mortgaged Property; (vi) the administration and liquidation of REO, and (vii) the right to receive the Servicing Compensation and any ancillary fees arising from or connected to the Serviced Loans, earnings and other benefits of the related Custodial Accounts and any other related accounts maintained pursuant to applicable Regulations and Investor and Insurer requirements and, in each case, all rights, powers and privileges incident to any of the foregoing, and expressly includes the right to enter into arrangements with third parties that generate ancillary fees and benefits with respect to the Serviced Loans.

          "Servicing Agreement" means an agreement between an Investor and any of Sellers, Subject Companies or HomeSide Subsidiaries pursuant to which such Person owns the Servicing and services Mortgage Loans.

          "Servicing Compensation" means any servicing fees and any excess servicing compensation which a Seller, a Subject Company or a HomeSide Subsidiary is entitled to receive pursuant to any Servicing Agreement.

          "Servicing Rights" means the ownership of Servicing.

          "Servicing Rights Portfolio" means the Servicing Rights held by SR Investment and HomeSide.

          "Significant Underwriting Deficiency" means (a), with respect to a Mortgage Loan as to which FNMA is the Investor, any defect or condition described in writing by FNMA as a "significant underwriting deficiency," (b), with respect to a Mortgage Loan as to which FHLMC is the Investor, means that an FHLMC quality control feedback letter has been issued that calls into question the eligibility of such Mortgage Loan for sale to FHLMC and (c) with respect to a VA Loan or FHA Loan, a determination by the VA or FHA, as applicable, that an underwriting deficiency exists with respect to such Mortgage Loan and that such Mortgage Loan is not eligible to be guaranteed or insured by such Agency.

          "Solicitation Rights Agreement" means the Solicitation Rights Agreement dated as of December 11, 2001 among HomeSide, NAB and Buyer.

          "SR Funding" means SR Funding Corp., formerly known as HomeSide Funding Corporation.

          "SRI Capital Stock" means all of the outstanding shares of capital stock of SR Investment as of the Effective Time.

          "State Agency" means any state agency or other entity with authority to regulate the mortgage-related activities of SR Investment or HomeSide or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing or master servicing performed by SR Investment or HomeSide.

          "Subject Companies" means SR Investment and HomeSide.

          "Subservicing Agreement" means the Retained Portfolio Subservicing Agreement dated as of December 11, 2001 among NAB, HomeSide and Buyer, as amended as of February 28, 2002.

          "Subsidiary" means, for any Person, any other person which the initial Person directly or indirectly Controls.

          "Tax" (including "Taxes") means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any Liability for payment of amounts described in clause (A) whether as a result of transferee Liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any Liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

          "Tax Return" means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes.

          "Third Party Consents" means any consent, authorization, approval, waiver, order, license, certificate or permit or act of or from, or notice to any Rating Agency, any party to any contract to which any Seller or Seller Subsidiary is a party or by which any of their assets or properties are bound or affected, or any other Person.

          "Transferred Employees" has the meaning set forth in Section 6.01(a) of the 2001 Purchase Agreement.

          "Transitional Agreement" means the Transitional Services Agreement dated as of December 11, 2001 among NAB, HomeSide, SR Investment, Inc. (under its prior name, HomeSide International, Inc.) and Buyer.

          "2001 Agreements" means the 2001 Purchase Agreement, the Transitional Agreement, the Subservicing Agreement, the Solicitation Rights Agreement, the Employee Lease Agreement, the Trademark License Agreement and the Administration Agreements.

          "2001 Purchase Agreement" means that Asset Purchase/Liability Assumption Agreement dated as of December 11, 2001, among NAB, HomeSide and SR Investment, Inc. (under its prior name, HomeSide International, Inc.) and Buyer, as amended.

          "VA" means the United States Department of Veterans Affairs and any successor thereto.

          "VA Buydown" means the waiver by Buyer or a Subject Company of a portion of the indebtedness of a VA Loan, which can take the form of a reduction of the principal, a credit to escrow or unapplied funds, the forgiveness of accrued interest or any combination of the foregoing, and which causes the VA to pay off the remaining amount of the indebtedness owed or acquire the related Mortgage Property.

          "VA Loans" means residential mortgage loans that are guaranteed, or are eligible and intended to be guaranteed, by VA.

          "VA No Bid" means a Mortgage Loan as to which the VA notifies the Servicer that it intends to pay the VA guarantee and leave the Mortgaged Property with HomeSide or Buyer, as applicable.

        The following terms shall have the respective meanings set forth in the relevant Section referred to below throughout this Agreement:

Actual Excluded Assets	5.01(d)
Actual Excluded Liabilities	5.01(c)
Agreement	Preamble
Applicable Law	4.02(i)
Attempted Excluded Asset	5.01(d)
Attempted Excluded Liability	5.01(c)
Buyer	Preamble
Buyer Financial Statements	4.03(d)
Buyer Indemnified Parties	10.01(a)
Buyer's Dispute Notice	2.03(c)
Buyout Trust	Excluded Assets Definition
Cap	10.05(a)
Chosen Courts	11.07(b)
Closing	3.01
Closing Date	3.01
Closing Date Balance Sheet	2.03(b)
Closing Date Value	2.02
Closing Date Value Calculation Schedule	2.03(b)
Comparable Cash Compensation	6.01(a)
Copyrights	Intellectual Property Definition
Correspondent Agreement	2.01(a)
De Minimis Liability Restriction	10.06(a)
Deductible	10.06(a)
Disclosure Schedule	4.01

Effective Time	3.01
Estimated Purchase Price	2.02
Final Purchase Price	2.02
Fixed and Other Assets	2.01(a)
HomeSide	Preamble
HSL Financial Statements	4.02(s)(i)
HSR Act	4.02(c)(i)
Indemnified Party	10.07(a)
Intercompany Debt	1.01
Interim Settlement Amount	2.06
Interim Settlement Date	2.06
Loan Property	4.02(n)(vi)
Marks	Intellectual Property Definition
Mortgage Escrow Accounts	4.02(q)(xxi)
MSRA	Preamble
NAB	Preamble
Participation Facility	4.02(n)(vi)
Patents	Intellectual Property Definitions
Permitted Liens	4.02(j)(i)
Pre-Closing Date Value	2.02
Pre-Closing Date Value Calculation Schedule	2.04(a)
Purchase Price	2.02
Purchase Price Adjustment	2.02
Regulatory Authority	4.02(f)
Representatives	2.03(f)
Restricted Business	5.08
Retained Accounts Receivables	2.01(c)
Seller Indemnified Parties	10.01(b)
Servicing Advances	2.01(c)
Servicing Purchase Agreements	2.01(a)
Settlement Date	2.04
Specified Contracts	4.02(h)(i)
SR Investment	Preamble
SRI Capital Stock	Recitals
SRI Financial Statements	4.02(s)(ii)
Stock Acquisition	2.01
Straddle Periods	7.02(a)(ii)
Subject Employee	6.01
Tape	4.02(s)(iv)
Third-Party Claim	10.07(a)
Trade Secrets	Intellectual Property Definition

        1.02    Interpretation.

        (a)  The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

        (b)  Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require.

        (c)  Whenever the words "herein" or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section.

        (d)  Whenever a dollar figure ($) is used in this Agreement, it will mean United States dollars unless otherwise specified.

        (e)  Whenever the context requires, "and" means "or" and "or" means "and."

ARTICLE II.

Purchase and Sale of SRI Capital Stock

        2.01    Purchase and Sale of SRI Capital Stock.

        On the terms and subject to the conditions of this Agreement, Sellers shall, at the Effective Time, sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer, all right, title and interest in and to the SRI Capital Stock (the "Stock Acquisition"). Buyer shall purchase and accept from MSRA the SRI Capital Stock.

        2.02    Consideration.

        In consideration for the SRI Capital Stock, Buyer will pay MSRA an amount (the "Final Purchase Price") equal to the Estimated Purchase Price as subsequently adjusted by the Interim Settlement Amount and the Purchase Price Adjustment. The Final Purchase Price will be paid as follows: (1) at the Closing, Buyer will pay to MSRA the Estimated Purchase Price, and (2) on each of the Interim Settlement Date and the Settlement Date, Buyer or MSRA, as the case may be, will be entitled to the Interim Settlement Amount and the Purchase Price Adjustment, respectively. All payments under this Section 2.02 will be paid by MSRA or Buyer, as the case may be, in immediately available federal funds to an account designated by the applicable recipient of such funds.

        As used herein:

          "Closing Date Value" and "Pre-Closing Date Value" have the meanings set forth in Schedule 2.02.

          "Estimated Purchase Price" means an amount equal to the Pre-Closing Date Value.

          "Purchase Price Adjustment" means (w) the Estimated Purchase Price plus (if applicable) (x) the Interim Settlement Amount, if such amount was paid by Buyer to MSRA on the Interim Settlement Date, minus (if applicable) (y) the Interim Settlement Amount, if such amount was paid by MSRA to Buyer on the Interim Settlement Date minus (z) the Closing Date Value, together with interest thereon (after adjusting for any interest amount previously paid) payable at the Interest Rate from and including the Closing Date to but excluding the Settlement Date, calculated in the manner set forth in Schedule 2.02.

        2.03    Calculation of Purchase Price.

        (a)  No later than five Business Days prior to the Closing Date, NAB shall deliver, or cause to be delivered, to Buyer an unaudited schedule setting out in reasonable detail the basis of the calculation of the Estimated Purchase Price, which calculation shall be as of the month-end for the month that is two months prior to the month in which the Effective Time occurs (the "Pre-Closing Date Value Calculation Schedule"). NAB shall consult with Buyer regarding the expected contents and preparation of the Pre-Closing Date Value Calculation Schedule at least 10 Business Days prior to its delivery. In preparing the Pre-Closing Date Value Calculation Schedule, Sellers shall comply with their covenants and agreements set forth in Schedule 2.02 and elsewhere in this Agreement (including, but not limited to, Section 5.02(e)).

        (b)  No later than 60 days after the Closing Date, Sellers shall deliver, or cause to be delivered, to Buyer an unaudited balance sheet reflecting the assets and liabilities of the Subject Companies as of the Effective Time (the "Closing Date Balance Sheet") and an unaudited schedule setting out in reasonable detail the calculation of the Closing Date Value, which calculation shall be as of the Effective Time (the "Closing Date Value Calculation Schedule"). In preparing the Closing Date Value Calculation Schedule, Sellers shall comply with their covenants and agreements set forth in Schedule 2.02 and elsewhere in this Agreement (including, but not limited to, Section 5.02(e)).

        (c)  Unless Buyer delivers written notice to Sellers on or prior to the later of (x) the 105th day following the Closing Date or (y) the 45th day after Buyer's receipt of the Closing Date Value Calculation Schedule disputing the Closing Date Value ("Buyer's Dispute Notice"), Buyer shall be deemed to have accepted and agreed to the Closing Date Value Calculation Schedule, and such Closing Date Value Calculation Schedule shall be deemed conclusive for purposes of determining the Final Purchase Price. Buyer's Dispute Notice shall specify in reasonable detail (i) the amount, nature and basis of all disputed matters, including specific line items on Schedule 2.02 that are disputed, and (ii) which, if any, of such matters are alleged to involve errors in mathematical calculations or inappropriate accounting treatment.

        (d)  In the event that Buyer and Sellers are unable to agree on the Closing Date Value within 45 days after delivery of Buyer's Dispute Notice and the dispute involves either (i) the mathematical calculation of the Closing Date Value or the Final Purchase Price or (ii) the appropriate accounting treatment of any asset or liability, or item of income or expense, that affects the calculation of the Closing Date Value, then Buyer and Sellers will mutually agree to an independent public accounting firm, which will make a determination of such dispute (but not as to any other matters) based solely upon not more than two rounds of presentations by Buyer and NAB, and not by independent review. If Buyer and Sellers are unable to agree, within 60 days after delivery of Buyer's Dispute Notice of the dispute, on the choice of the independent accounting firm, the firm will be selected by lot (after excluding any firm with which either Buyer or NAB has a primary audit relationship). The findings of such firm, which will not exceed in amount the amount claimed by either party as to any matter in dispute, shall be conclusive and binding upon Buyer and Sellers for purposes of this Agreement. The fees and expenses of such firm will be borne 50% by Sellers and 50% by Buyer. Notwithstanding anything in this Agreement to the contrary, Buyer shall not have the right to dispute the amount of any reserve or account identified in Section 5.02(e) hereof or Schedule 5.02(e) hereto except on the basis that the Sellers or the Subject Companies breached their respective obligations under Section 5.02(e).

        (e)  The provisions in Section 2.03(c) and this Section 2.03(d) relating to resolutions of disputes by an accounting firm are not intended to and shall not be interpreted to require that the parties refer to such a firm (i) any dispute arising out of a breach by one of the parties of its obligations under the Agreement; (ii) any dispute the resolution of which requires the construction or interpretation of this Agreement or (iii) any other dispute other than (in the case of this clause (iii)) a dispute related to the mathematical calculation of the Closing Date Value or the Final Purchase Price or the accounting treatment of any asset or liability, or item of income or expense, that affects the calculation of the Closing Date Value.

        (f)    Buyer and Sellers agree that, in addition to their respective obligations under Section 5.02(c), prior to the Settlement Date, each of them and their attorneys, accountants, officers and other authorized representatives (collectively, "Representatives") shall have any and all reasonable access that they each reasonably believe is necessary to the books and records of the Subject Companies, the Excluded Assets and the Excluded Liabilities to the extent they relate to the calculations required or any dispute under this Section 2.03 (and shall permit such Representatives to examine and copy such books and records to the extent requested by such party, provided that all such copies are treated confidentially by such party and are only used for such purposes described in this Section 2.03), and shall cause their respective officers and employees to furnish all information requested by, and otherwise cooperate with each other with respect to access to any books, records, information or other documents related to the calculations required by, or any dispute under this Section 2.03.

        2.04    Settlement Date Payments.

        On a date (the "Settlement Date") within 5 days after the acceptance by Buyer of the Closing Date Value Calculation Schedule (whether expressly or by operation of Section 2.03(c)) or the resolution of any dispute pursuant to Section 2.03(d), or such later date as the parties may agree, the following actions shall be taken:

          (a)  If the Purchase Price Adjustment is a positive number, MSRA will pay Buyer an amount equal to the Purchase Price Adjustment. If the Purchase Price Adjustment is a negative number, Buyer will pay MSRA an amount equal to the absolute value of the Purchase Price Adjustment.

          (b)  Each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required in connection with the determination and payment of the Final Purchase Price.

        2.05    No Offset.

        Neither NAB or any of its Affiliates, on the one hand, nor Buyer or any of its Affiliates, on the other hand, shall have any set off or any other similar rights with respect to (i) any of the funds received by such party pursuant to this Agreement or (ii) any other amounts claimed to be owed to the other party or its Affiliates arising out of this Agreement or any other agreement.

        2.06    Interim Settlement.

        Within ten (10) calendar days following the Closing Date, NAB will deliver to Buyer a good-faith estimate of the Closing Date Value, such estimate to be calculated in the manner set forth in Schedule 2.02 and as otherwise set forth in this Agreement. NAB shall consult with Buyer regarding the expected contents and preparation of the Closing Date Value estimate. On the basis of such good-faith estimate of the Closing Date Value, and without being subject to any challenge or dispute on the part of Buyer, and without any loss of Buyer's rights under Sections 2.03(c) and 2.03(d), the parties will determine whether MSRA or Buyer is required to make a payment to the other. The party so required hereunder to make a payment to the other shall pay, within five (5) Business Days following the date on which such payment amount is determined (the "Interim Settlement Date"), one hundred percent (100%) of such amount to be paid, plus interest on the amount so paid at the Interest Rate from and including the Closing Date to but excluding the date of payment (the "Interim Settlement Amount"). The amounts, if any, required to be paid by either party under Section 2.04, including the interest payments thereunder, shall be adjusted accordingly to take into account the interim settlement payment made under this Section 2.06.

ARTICLE III.

Closing, Transfers and Related Items

        3.01    Closing and Closing Date.

        Unless this Agreement shall have been terminated and the transactions herein abandoned pursuant to Section 9.01, subject to the provisions of Article VIII, the closing (the "Closing") of the Stock Acquisition and the payment of the amounts required to be paid pursuant to Section 2.02 shall take place in Seattle, Washington on (1) October 1, 2002, unless the conditions set forth in Article VIII (other than those conditions which relate to actions to be taken at Closing) have not been satisfied or waived as of October 1, 2002, in which event the Closing shall occur on the first Business Day which is the first Business Day of a month and as of which the conditions set forth in Article VIII have been satisfied or waived, or (2) such other date to which the parties may agree in writing. The date on which the Closing occurs is herein called the "Closing Date." The parties hereby agree that the effective time (the "Effective Time") of Closing for all purposes shall be the opening of business in New York City on the Closing Date or such other time as shall be agreed to by the parties.

        3.02    Deliveries at Closing.

        (a)  At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers (i) by wire transfer of immediately available same day funds in dollars to MSRA at an account designated by MSRA, an amount equal to the Estimated Purchase Price and (ii) the officer's certificates contemplated by Section 8.02(a) and (b).

        (b)  At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i)	one or more certificates representing all of the shares of capital stock of each of the Subject Companies, and in the case of the SRI Capital Stock a duly executed Stock Certificate endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer so as to transfer and assign to Buyer good and valid title to the SRI Capital Stock free and clear of all Liens and to constitute Buyer the sole record and beneficial owner thereof;
(ii)	all such other documents (including any necessary waivers or consents) as may be required to enable Buyer and/or its nominee to be registered as the holder(s) of the SRI Capital Stock;
(iii)	a letter of resignation in a form reasonably acceptable to Buyer duly executed by each of the directors of each of the Subject Companies required to resign by Buyer;
(iv)	a letter of resignation in a form reasonably acceptable to Buyer duly executed by each of the officers of each of the Subject Companies required to resign by Buyer;
(v)	the officer's certificates contemplated by Section 8.03(a) and (b);
(vi)	the corporate minute books for each of the Subject Companies;
(vii)
a certificate (in form and substance reasonably satisfactory to Buyer) that, as of the Closing Date, MSRA is not a foreign person within the meaning of section 1445 of the Code and the Treasury Regulations thereunder, such certificate to be substantially in the form described in Treasury Regulations section 1.1445-2(b)(2)(iii)(B); and
(viii)	any other documents required to be delivered by Sellers at the Closing under this Agreement.

        3.03    Further Assistance and Assurances.

        The Sellers and Subject Companies shall, at any time and from time to time, promptly, upon the reasonable request of Buyer, execute, acknowledge, deliver or perform, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required to effect the transactions contemplated by this Agreement. Buyer shall, at any time and from time to time, promptly, upon the reasonable request of Sellers, execute, acknowledge, deliver or perform, all such further acts, deeds, assumption agreements, transfers and assurances as may be required to effect the transactions contemplated by this Agreement. Each party agrees that if it receives any payment or amount after the Closing Date to which another party is entitled, the recipient shall promptly transfer such payment or amount to the party so entitled.

ARTICLE IV.

Representations and Warranties

        4.01    Disclosure Schedules.

        On or prior to the execution and delivery hereof, Sellers and the Subject Companies have delivered to Buyer a schedule and Buyer has delivered to Sellers a schedule (respectively, its

"Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.02 or Section 4.03 or to one or more of the covenants contained in Article V; provided, however, that the inclusion of an item in a Disclosure Schedule as an exception to a representation, warranty or covenant will not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item has had or is reasonably likely to result in a Material Adverse Effect with respect to the disclosing party.

        4.02    Representations and Warranties of Sellers.

        Subject to Section 4.01 and except as Previously Disclosed, Sellers jointly and severally represent and warrant to Buyer as follows:

          (a)    Organization, Standing and Capitalization.

      (i)
      NAB is incorporated and validly existing under the laws of Victoria and is authorized to carry on the business of banking under the Banking Act 1959 of Australia.

      (ii)
      MSRA, HomeSide and SR Investment have each been duly incorporated and each are existing corporations in good standing under the laws of the States of Delaware, Florida and Delaware, respectively.

      (iii)
      Each of the Subject Companies has the requisite power and authority to own its current assets and carry on its business as currently conducted, and is duly qualified to do business in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification except in those jurisdictions where the failure to so qualify would not have a Material Adverse Effect. SR Investment is not qualified in and does not do business in any state other than the State of Delaware.

      (iv)
      The authorized capital stock of SR Investment consists of 100 shares of common stock, par value $0.01 per share, of which 1.724 are issued and outstanding, and 195,000 shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding. No shares of capital stock of SR Investment are reserved for issuance upon exercise of outstanding stock options or otherwise. The authorized capital stock of HomeSide consists of 10,000 shares of common stock, par value $1.00 per share, of which 185.7 are issued and outstanding, and no preferred stock authorized. No shares of capital stock of HomeSide are reserved for issuance upon exercise of outstanding stock options or otherwise.

      (v)
      MSRA owns of record and beneficially all of the SRI Capital Stock, free and clear of all Liens, and all such shares have been duly and validly authorized and issued and are fully paid and non-assessable. SR Investment owns of record and beneficially all of the capital stock of HomeSide, free and clear of all Liens, and all such shares have been duly and validly authorized and issued and are fully paid and non-assessable. There are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for, any equity interests of the Subject Companies. There are no restrictions upon the voting of the capital stock of the Subject Companies. Other than HomeSide and the HomeSide Subsidiaries (as of the date hereof), there is no Person in which SR Investment owns, of record or beneficially, any direct or indirect equity interest or other interest or right. Other than the HomeSide Subsidiaries (as of the date hereof), there is no Person in which HomeSide owns, of record or beneficially, any direct or indirect equity interest or other interest or right. SR Investment has no assets or Liabilities other than those listed on Section 4.02(a)(v) of the Disclosure Schedule.

      (vi)
      Section 4.02(a)(vi) of the Disclosure Schedule contains a true and complete list of each Person that is or has been a Subsidiary of SR Investment in the past 3 years and each Person that is or has been a Subsidiary of HomeSide in the past 3 years.

      (vii)
      The copies of the certificate of incorporation or articles of incorporation (as the case may be), bylaws or similar governing documents of each of the Subject Companies, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The minute books of each of the Subject Companies contain true, complete and correct records of all meetings and other corporate actions held or taken in the past 3 years of its stockholders and board of directors (including committees of its board of directors).

          (b)    Corporate Authority.    This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of each Seller and Subject Company and this Agreement has been duly authorized, executed and delivered by each Seller and Subject Company. This Agreement is a valid and legally binding obligation of each Seller and Subject Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Each Seller and Subject Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (c)    Regulatory Approvals; No Conflicts.

      (i)
      No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be obtained or made by Sellers or Subject Companies in connection with the execution, delivery or performance by Sellers and Subject Companies of this Agreement or to consummate the transaction contemplated hereby, except for consents, approvals, filings, applications, notices or registrations, and the termination of any applicable waiting periods, (A) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), (B) to relevant state mortgage banking licensing or supervisory authorities, (C) to the VA, FHA, FNMA, FHLMC, GNMA and HUD, (D) under any applicable foreign laws or regulations or to any foreign Governmental Authority, (E) to the Board of Governors of the Federal Reserve System or any other federal or state bank regulatory agency, (F) as Previously Disclosed on Disclosure Schedule 4.02(c)(i) and (G) Third Party Consents where the failure to obtain such consents or approvals would not individually or in the aggregate have a Material Adverse Effect on the Subject Companies. As of the date hereof, Sellers have no Knowledge of any reason why the approvals or consents set forth as conditions to closing in Sections 8.01(a) will not be received in a timely manner.

      (ii)
      Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, required filings under federal and state securities laws and the third party consents or approvals referred to in the preceding paragraph, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, License, or contract, agreement, mortgage, indenture or instrument of any of Sellers, Subject Companies or any HomeSide Subsidiary, or to which any of them or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, Articles or the By-Laws of any Subject Company or HomeSide Subsidiary, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, License, contract, agreement, indenture or instrument.

          (d)    Title to SRI Capital Stock.    The sale and delivery to Buyer of the SRI Capital Stock pursuant to the provisions of this Agreement will transfer to Buyer good and marketable title to the SRI Capital Stock, free and clear of any Lien.

          (e)    Litigation.    Sellers have Previously Disclosed a true and complete list, as of the date hereof, of all litigation, claims, actions, arbitrations or investigations by or proceedings before any Governmental Authority pending (or, to Sellers' Knowledge, threatened in writing) against any Seller (with respect to a Subject Company, a HomeSide Subsidiary, their business, or this Agreement), any Subject Companies or any HomeSide Subsidiary (except for prosecutions of applications for registrations of intellectual property or similar rights). To Sellers' Knowledge there does not exist any fact or circumstance that would be reasonably expected to give rise to any such litigation, claims, actions, arbitrations or investigations or other proceedings. Except for matters that would not reasonably be expected to have a Material Adverse Effect on the Subject Companies, no other litigation, claim, action, arbitration, investigation by or proceeding before any Governmental Authority (except for prosecutions of applications for registrations of intellectual property or similar rights) is pending against any Seller (with respect to the Subject Companies, the HomeSide Subsidiaries, their business or this Agreement) any Subject Company and, to Sellers' Knowledge, no other such litigation, claim, action, arbitration, investigation or other proceeding has been threatened in writing nor, to Sellers' Knowledge, does there exist any fact or circumstance that would be reasonably expected to give rise to any such litigation, claims, actions, arbitrations or investigations or other proceedings.

          (f)    Regulatory Matters.    None of Sellers, Subject Companies or HomeSide Subsidiaries is a party to or is subject to any outstanding order, decree, agreement, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of banks and their holding companies, or mortgage banking (including, without limitation, the Federal Reserve Board, the VA, FHA, FNMA, FHLMC, GNMA and HUD) or the supervision or regulation of the Sellers (each, a "Regulatory Authority") except any such regulatory action that would not have in the aggregate a Material Adverse Effect on the Subject Companies. Each of the Sellers, Subject Companies and HomeSide Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file during the past three (3) years with any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith except for matters that would not reasonably be expected to have a Material Adverse Effect on the Subject Companies. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of HomeSide, no Regulatory Authority has initiated any proceeding or investigation into the business or operations of any of the Subject Companies or HomeSide Subsidiaries that remains ongoing. There is no unresolved material violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations of the Subject Companies or HomeSide Subsidiaries.

          (g)    Compliance with Laws.

      (i)
      The business of the Subject Companies and the HomeSide Subsidiaries is being conducted in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto ("Applicable Law") except where any failure to comply with Applicable Law would not have in the aggregate a Material Adverse Effect on the Subject Companies; and

      (ii)
      The Subject Companies hold all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to conduct their business in all material respects as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Sellers' Knowledge, no suspension or cancellation of any of them has been threatened in writing.

          (h)    Specified Contracts; Defaults.

      (i)
      Sellers have Previously Disclosed in Sections 4.02(h)(1)-(4) of the Disclosure Schedule (in the case of contracts described in (1)-(4) below) and have made available or Previously Disclosed (in the case of contracts described in (5)-(7) below) the following written contracts in existence as of the date hereof to which one or more of the Subject Companies is a party (the "Specified Contracts"):

      (1)
      any agreement, excluding individual employment contracts, if (x) the performance remaining thereunder involves aggregate consideration to or by a Subject Company in excess of $100,000 per annum and (y) such agreement is not cancelable, without material penalty, by such Person on 180 days' or less notice;

      (2)
      any agreement which restricts or contains limitations on the ability of any Subject Company or HomeSide Subsidiary to compete in any line of business, to the extent that any such provisions would be binding upon, or enforceable against, Buyer or the Subject Companies in their operation of the business of the Subject Companies after Closing;

      (3)
      any agreement with any of Sellers or the NAB Affiliates;

      (4)
      any individual employment contracts binding on either Subject Company for aggregate payments to any Subject Employee in any calendar year in excess of $150,000;

      (5)
      any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the assets of either Subject Company;

      (6)
      any agreement for the sale or purchase of tangible personal property having a value individually, with respect to all sales or purchases thereunder, in excess of $25,000; and

      (7)
      any agreement for the sale or purchase of fixtures or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000 (other than sales of REO in the ordinary course of business consistent with past practice).

      (ii)
      (1) Each Specified Contract is in full force and effect with respect to the applicable Subject Company, (2) no Subject Company or HomeSide Subsidiary is in default under any Specified Contract (except with respect to the underlying contracts administered by Buyer pursuant to the Administration Agreements) in any material respect, (3) with respect to the underlying contracts administered by Buyer pursuant to the Administration Agreements, to Seller's Knowledge no Subject Company or HomeSide Subsidiary is in default under such contracts in any material respect and (4) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default except where any exception to the foregoing would not have in the aggregate a Material Adverse Effect on the Subject Companies.

      (iii)
      Neither of the Sellers nor any NAB Affiliate has guaranteed any obligation of either Subject Company, nor is any Seller or NAB Affiliate jointly and severally liable for any obligation of either Subject Company (other than any 2001 Agreements).

          (i)    No Brokers.    No action has been taken by any Seller that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, other than fees to be paid to Cohane Rafferty LLC by Sellers.

          (j)    Property.

      (i)
      The Subject Companies will have as of the Closing Date good and marketable title to each asset reflected on or included in the Closing Date Balance Sheet, which are not Excluded Assets, free and clear of any Liens other than (A) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business and Liens for Taxes that are not due and payable, and (B) Liens created by Buyer (collectively, "Permitted Liens"). Other than Persons having an interest in Permitted Liens, no person other than the Subject Companies has any interest in (i) any of the assets reflected on or included in the Closing Date Balance Sheet or (ii) any leasehold interest of the Subject Companies as of the Effective Time.

      (ii)
      The Subject Companies own no real property and hold no leasehold interests except leasehold interests which constitute Excluded Assets and REO.

          (k)    Insurance.    Sellers have Previously Disclosed all policies of insurance as of the date hereof relating to the Subject Companies (other than title insurance policies or insurance policies relating exclusively to mortgages or other loans originated or serviced by the Subject Companies). Except as Previously Disclosed, all such policies are with reputable insurers against such risks and in such amounts as the management of NAB reasonably has determined to be prudent in accordance with industry practices, and in the case of the errors and omissions policy or policies that covers the Subject Companies, satisfy the requirement of all Agencies. All such insurance policies are in full force and effect, none of the Sellers, NAB Affiliates, Subject Companies is in material default thereunder, and all claims thereunder have been filed in due and timely fashion.

          (l)    Employee Benefit Plans.

(i)	All Compensation and Benefit Plans, other than Compensation and Benefit Plans that are not material, have been Previously Disclosed in Section 4.02(l)(i) of the Disclosure Schedule.
(ii)
Neither the execution of this Agreement nor the consummation of the Stock Acquisition will (i) entitle any current or former employee or officer of the Subject Companies to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or officer, other than as set forth in Section 4.02(l)(ii) of the Disclosure Schedule.

(iii)	None of the Compensation and Benefit Plans are "multiemployer plans" within the meaning of section 3(37) of ERISA.
(iv)
No Liability under Title IV or section 302 of ERISA has been incurred by any Subject Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any Subject Company or any ERISA Affiliate of incurring any such Liability, other than Liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).
(v)	Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.
(vi)
Each Compensation and Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.
(vii)
There are no pending, threatened or anticipated claims by or on behalf of any Compensation and Benefit Plan, by any employee or beneficiary covered under any such Compensation and Benefit Plan, or otherwise involving any such Compensation and Benefit Plan (other than routine claims for benefits).
(viii)	No Subject Company has any obligation to provide or pay for any director or officer indemnification or indemnification insurance as of the Effective Time that is not an Excluded Liability.

          (m)    Labor Matters.    None of the Subject Companies is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor are any of the Subject Companies the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel any Subject Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any Subject Company pending or, to Sellers' Knowledge, threatened in writing, nor do the Sellers have any Knowledge of any activity involving employees of the Subject Companies seeking to certify a collective bargaining unit or engaging in other organizational activity. The Subject Companies are in compliance in all material respects with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and have not engaged in any unfair labor practices.

          (n)    Environmental Matters.

      (i)
      Each of the Subject Companies is, and has been at all times since December 11, 1995, in compliance in all materials respects with all applicable Environmental Laws.

      (ii)
      To the Knowledge of Sellers, the Subject Companies possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of their business as presently conducted.

      (iii)
      There is no pending or, to the Knowledge of Sellers, threatened claim or Action against any Subject Company under any Environmental Law that would have a Material Adverse Effect on the Subject Companies. None of Sellers, the Subject Companies or the HomeSide Subsidiaries has received written notice from any Person since December 11, 1995 alleging that any of the Subject Companies or HomeSide Subsidiaries is in violation of any applicable Environmental Law or has any Liability involving the presence of any Hazardous Materials pursuant to any

        Environmental Law, which violation or Liability is unresolved and would have a Material Adverse Effect on the Subject Companies. None of the Subject Companies or the HomeSide Subsidiaries is subject to a judicial or administrative order that is still in effect relating to any applicable Environmental Law, other than such orders that would not have a Material Adverse Effect on the Subject Company.

      (iv)
      To the Knowledge of Sellers, there have been no releases, spills or discharges of Hazardous Substances (i) on or underneath any of the real property owned, or (ii) on or underneath any of the real property leased, by any Subject Company or HomeSide Subsidiary that would have a Material Adverse Effect on the Subject Companies.

      (v)
      During the period of (i) a Subject Company's ownership or operation of any of their respective current or former properties, (ii) a Subject Company's participation in the management of any Participation Facility, or (iii) to the Knowledge of Sellers, the interest of any Subject Company in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property. To the Knowledge of Sellers, prior to the period of (i) a Subject Company's ownership or operation of any of their respective current or former properties, (ii) a Subject Company's participation in the management of any Participation Facility, or (iii) the interest of any Subject Company in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

      (vi)
      The following definitions apply for purposes of this Section 4.02(n): (i) "Loan Property" means any property in which a Subject Company holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (ii) "Participation Facility" means any facility in which a Subject Company participates in the management and, where required by the context, said term means the owner or operator of such property.

          (o)    Mortgage Banking Representations.

            (i)    Advance.    Each Advance made by a Subject Company (excluding those Advances made by Buyer on behalf of any such Subject Company) was made in accordance with the Regulations, is a valid and subsisting amount owing to such Subject Company, is carried on the books of such Subject Company at values determined in accordance with GAAP and is not subject to any set-off or claim that could be asserted against Buyer, and no Subject Company has received any notice from an Investor, Insurer or other appropriate party in which the Investor, Insurer or other party disputes or denies a claim by a Subject Company for reimbursement in connection with an Advance.

            (ii)    Mortgage Banking Qualification.    HomeSide: (a) to the extent required for the ownership of the Servicing or Mortgage Loans, is approved (i) by HUD as an approved mortgagee and servicer for FHA Loans, (ii) by VA as an approved lender and servicer for VA Loans, (iii) by FNMA and FHLMC as an approved seller/servicer of first lien residential mortgages and (iv) by GNMA as an authorized issuer and approved servicer of GNMA-guaranteed mortgage-backed securities, (b) has all other material certifications, authorizations, licenses, permits and other approvals, including, without limitation, those required by State Agencies, that are necessary to own the Servicing or Mortgage Loans (or, where legally permissible, any waiver of or exemption from any of the foregoing by such Agency or State Agency) and (c) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender and servicer except for matters that would not reasonably be expected to have a Material Adverse Effect on the Subject Companies. No

    Seller, Subject Company or HomeSide Subsidiary has received any notice or information from any Governmental Authority that it intends to terminate or restrict HomeSide's status as an approved participant in its programs for which such HomeSide is as of the date hereof registered, approved or authorized.

          (p)    Risk Management Instruments.    All Acquired Hedge Assets were entered into in accordance with all applicable laws, rules, regulations and regulatory policies; and each of them constitutes the valid and legally binding obligation of HomeSide, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and each is in full force and effect. Neither Subject Company nor, to Sellers' Knowledge, any other party thereto is in breach of any of its obligations under any of the Acquired Hedge Assets.

          (q)    Mortgage Loans.    Each of the representations and warranties in this Section 4.02(q) pertain to Serviced Loans. The only representations and warranties in this Section 4.02(q) which pertain to Owned Loans are in Sections (ii)(3), (ii)(5), (iii), (v), (vi), (viii), (ix)(1), (x), (xi), (xviii), (xxii) and (xxiii). If Buyer has knowledge of any exceptions to Sellers' representations and warranties which pertain to Serviced Loans arising in the course of its performance under the Subservicing Agreement, then such exceptions shall be deemed Previously Disclosed solely for purposes of this Section 4.02(q) and Section 4.02(o)(i) (but only as they pertain to Serviced Loans) and not for purposes of any other representations or warranties or for those under this Section 4.02(q) as they pertain to Owned Loans.

            (i)    Information.    All information contained in each file containing all of the Mortgage Loan Documents with respect to a Mortgage Loan with regard to loan origination and servicing activity by the Originator, Prior Servicer, Sellers, or Subject Companies is complete and accurate in all material respects as of the effective dates of such information, and all monies received with respect to each Mortgage Loan have been properly accounted for and applied.

            (ii)    Origination and Sale of Mortgage Loans.

        (1)
        Each Mortgage Loan has been originated, serviced and/or sold in accordance with applicable Regulations, including, without limitation, applicable state or federal laws, rules, or regulations pertaining to consumer credit, truth-in-lending and usury.

        (2)
        The selling, origination and servicing representations and warranties made to Investors by any of Seller, Subject Company or any Originator or Prior Servicer of the Mortgage Loans under the Servicing Agreements are true and correct as of the date made.

        (3)
        The full original principal amount of each Mortgage Note listed has been advanced to the Mortgagor and there is no requirement for any future advance to be made.

        (4)
        Each Mortgage Loan conforms to the requirements and specifications of the applicable Investor and Insurer, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities pertaining to the Servicing issued or guaranteed by, the applicable Investor or Insurer (as applicable).

        (5)
        The related mortgage instrument has been duly acknowledged and recorded (except as Previously Disclosed) and is a valid and subsisting first lien in the Mortgaged Property; provided that with respect to each Co-op Loan, the related mortgage instrument is a valid and subsisting first perfected security interest in the stock in the residential housing corporation and the Co-op Lease that were pledged to secure such Co-op Loan.

            (iii)    Enforceability.    Each Mortgage Note and Mortgage has been duly executed by the appropriate obligor; the appropriate obligor had the legal capacity to execute the Mortgage Note and Mortgage and each is a valid and enforceable document, subject only to applicable antideficiency and bankruptcy and similar statutes and to application of the rules of equity. There are no defenses, setoffs or counterclaims against any Mortgage Loan, nor is any Mortgage Loan subject to any right of rescission.

            (iv)    General Servicing of Mortgage Loans.

        (1)
        Each Mortgage Loan has been serviced in accordance with applicable Regulations.

        (2)
        None of the Sellers or Subject Companies nor any Prior Servicer has taken any action or failed to take any action required to be taken by it pursuant to applicable Regulations that might cause the cancellation of or otherwise affect any of the insurance contracts pertaining to Servicing of a Mortgage Loan (including, without, limitation primary mortgage guaranty insurance and any guaranty or insurance provided by the VA or FHA).

        (3)
        Except as Previously Disclosed, none of the Servicing Agreements contain provisions that vary from the published applicable Regulations of the applicable Investor that would materially increase HomeSide's obligations thereunder. No waivers with respect to any published or unpublished applicable Regulations have been obtained which adversely affect the credit quality of any Mortgage Loan.

        (4)
        SR Investment is not a party to any Servicing Agreement.

            (v)    Custodial Accounts.

        (1)
        All Custodial Accounts are maintained in accordance with applicable Regulations. Except as to payments which are past due under the Mortgage Loan, all Custodial Account balances required by the Mortgage Loan Documents and paid to HomeSide for the account of the Mortgagor and HomeSide are on deposit in the appropriate Custodial Accounts.

        (2)
        All payments for taxes, assessments, ground rents, mortgage insurance, hazard and flood insurance or other payments made from the Custodial Accounts have been made on a timely basis, and HomeSide has paid to the Mortgagor interest on any such payments deposited in the Custodial Accounts to the extent such payment is required by applicable Regulations.

        (3)
        Where required by applicable Regulations, HomeSide has notified each Mortgagor, in accordance with applicable Regulations, as to any payment adjustments which resulted from an escrow analysis.

            (vi)    No Modifications.    Except with respect to partial releases, actions required by a divorce decree, assumptions, or as otherwise permitted under applicable Regulations, (a) the terms of each Mortgage Note and Mortgage have not been modified by any Seller, Subject Company or Prior Servicer, (b) no party thereto has been released in whole or in part by any Seller, Subject Company or Prior Servicer and (c) no part of the Mortgaged Property has been released by any Seller, Subject Company, HomeSide Subsidiary or Prior Servicer.

            (vii)    Mortgage Insurance or Guaranty.

        (1)
        If required by the applicable Investor, the Mortgage Loans are validly insured by primary mortgage guaranty insurance that complies with applicable Regulations, and all premiums or other charges due in connection with such insurance have been paid.

        (2)
        There are no defenses, counterclaims, or rights of set-off affecting the validity or enforceability of any such primary mortgage guaranty insurance with respect to the Mortgage Loan.

        (3)
        Each Mortgage Loan that is represented by Sellers to have FHA Insurance is, or is eligible in the normal course of business to be, insured by the FHA. Each Mortgage Loan that is represented by Sellers to be guaranteed by the VA is, or is eligible in the normal course of business to be, guaranteed by the VA.

            (viii)    Hazard Insurance.    There is in force with respect to each Mortgaged Property a hazard insurance policy that provides, at a minimum, for fire and extended coverage in an amount which is in no event less than the amount required under applicable Regulations. If required by the Flood Disaster Protection Act of 1973, as amended, or by the Investor, each Mortgaged Property is and will be covered by a flood insurance policy in an amount not less than the maximum amount of insurance required under applicable Regulations. All such insurance policies are in full force and effect, and all premiums with respect to such policies have been paid and will inure to the benefit of Buyer on behalf of the Investor upon the consummation of the transactions contemplated by this Agreement. The related mortgage instrument obligates the Mortgagor to maintain such insurance policies at the Mortgagor's cost and expense and on the Mortgagor's failure to do so, authorizes the holder of the mortgage instrument or its agent to obtain and maintain such insurance at such Mortgagor's cost and expense and to obtain reimbursement therefor from the Mortgagor. None of Sellers or Subject Companies has engaged in any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either.

            (ix)    Condition of Mortgaged Property; Casualties.

        (1)
        There exists no material damage to any Mortgaged Property from fire, windstorm, earthquake, other casualty, environmental hazard, or any other physical circumstances or conditions relating to the condition of the Mortgaged Property that would cause any Mortgage Loan to become delinquent or otherwise materially and adversely affect the value or marketability of such Mortgage Loan or related Mortgaged Property, except to the extent covered by in-place hazard insurance. Notwithstanding anything to the contrary contained in this Section, to the extent that timely repairs are presently being undertaken utilizing casualty insurance proceeds pursuant to an insurance claim which is being timely processed with the insurance company, such repairs shall not constitute a breach of this warranty provided, however, that upon completion of such repairs, the collateral value of the repaired Mortgaged Property shall not by virtue of the casualty giving rise to the insurance claim be diminished materially from its value prior to such casualty loss and that such repair and disbursement of proceeds is conducted in accordance with applicable Regulations.

        (2)
        There are (i) no uninsured casualty losses and (ii) no insured casualty losses relating to any Mortgaged Property where coinsurance has been, or Seller has reason to believe it will be, claimed by the insurance company or where the loss, exclusive of contents, is greater than the net recovery from the insurance carrier. Casualty insurance proceeds paid with respect to a Mortgage Loan have been used either to reduce the Mortgage Loan balance or for the purpose of making repairs to the Mortgaged Property. Unless such insurance proceeds have been used to reduce the Mortgage Loan balance, all damage with respect to which casualty insurance proceeds have been received by or through HomeSide has been properly repaired or is in the process of being repaired with such proceeds.

        (3)
        None of the Sellers, Subject Companies nor any Prior Servicer has engaged in any activity that involves or involved the generation, use, manufacture, treatment, transportation, storage in tanks or otherwise, or disposal of Hazardous Material on or from any Mortgaged Property and no presence, release, threatened release, discharge, spillage or migration of Hazardous Material in violation of existing applicable Regulations has occurred on or from any Mortgaged Property.

            (x)    Lien Priority; Title Insurance.    As required by applicable Regulations, with respect to each Mortgage Loan that is not a Co-op Loan, a title policy or attorney's opinion as to title, as the case may be, has been issued and is currently in effect for each Mortgage Loan insuring that the related Mortgage is a valid first lien on the Mortgaged Property, which such Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of the Mortgage, except for liens for real estate taxes and special assessments not yet due and payable, easements and restrictions of record identified in such title policy, and other matters that are permissible under Investor requirements. With respect to each Co-op Loan, no changes have occurred that may materially affect title to the Mortgaged Property since the issuance of a title policy on the related cooperative housing project. No claims have been made under such policy and none of the Sellers, Subject Companies, nor any Prior Servicer or Prior Owner has done, by act or omission, anything that would impair the coverage of such policy. There are no mechanics' or similar liens or claims that have been filed for work, labor, or material (and no rights are outstanding that under law could give rise to such lien) affecting the Mortgaged Property, which are or may be liens prior to, or on a parity with, the lien of the mortgage instrument.

            (xi)    Condemnation; Forfeiture.    Except as Previously Disclosed, no Mortgaged Property has been subject to an action seeking total or partial condemnation or forfeiture of such Mortgaged Property, and no facts or circumstances currently exist that could give rise to such an action.

            (xii)    Custodial Files.    Except as set forth on Section 4.02(q)(xii) of the Disclosure Schedules, the Custodial Files for each Mortgage Loan contain all Mortgage Loan Documents required by the applicable Investor to be contained in the Custodial Files.

            (xiii)    FHLMC Notes.    Subject to applicable Regulations, the original Mortgage Notes evidencing Mortgage Loans in the Servicing Portfolio as to which FHLMC is the Investor that are not held by HomeSide's custodian or delivered to Buyer's Custodian are held by FHLMC.

            (xiv)    Exception Loans.    Except as Previously Disclosed, no Mortgage Loan is (a) insured under Sections 235, 245 or 265 of the National Housing Act, (b) secured by manufactured housing that is not affixed to a permanent structure, (c) a reverse mortgage loan, (d) a graduated payment loan that is still in the adjustment period of loan, (e) a housing authority loan, (f) an FmHA loan, (g) a "buydown" loan or a loan subject to shared appreciation, contingent interest features or interest rate subsidies, or (h) a balloon loan.

            (xv)    Investor Repurchase and Indemnification.    Except as Previously Disclosed, no Mortgage Loan is subject to (a) a pending request (including initial inquiries) for either repurchase or indemnification by an Investor, nor has any event occurred which could give rise to such a request; (b) an Investor indemnification agreement, including an agreement that requires Seller to indemnify the Investor or any third parties for any acts or omissions of Originators or Prior Servicers and/or (c) an Investor determination of Significant Underwriting Deficiency.

            (xvi)    Fraud.    No fraudulent action with respect to a Mortgage Loan has taken place on the part of Sellers, Subject Companies, the Originator, any Prior Owner or Prior Servicer or, to the knowledge of Sellers, any other Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer or any other party involved in (a) the origination of the Mortgage Loan or (b) the application of any insurance proceeds with respect to a Mortgage Loan, Mortgaged Property or REO.

            (xvii)    Soldiers and Sailors Act.    Except as Previously Disclosed, none of Sellers or Subject Companies has received notice from any Mortgagor or other party with respect to the Mortgage Loans of a request for relief pursuant to or invoking any of the provisions of the Soldiers and Sailors Relief Act of 1940 or any similar law which would have the effect of suspending or reducing the Mortgagor's payment obligations under a Mortgage Loan or which would prevent such loan from going into foreclosure.

            (xviii)    Deeds of Trust.    In the event the related mortgage instrument constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves, and is named in such mortgage instrument. No fees or expenses are or will become payable by Buyer, the applicable Investor or their respective successors or assigns to the trustee under the deed of trust, except in connection with a trustee's sale or services after default by the Mortgagor.

            (xix)    Required Pool and Lender-paid Insurance.    All pool or lender-paid insurance policies required with respect to Mortgage Loans are in place and Sellers have made available to Buyer evidence (i) of the existence of such policies, (ii) that payments under such policies are current, and (iii) reconciliation of the insurance amounts for such policies and the respective insurers' records.

            (xx)    Release of Fully-paid Mortgage Loans.    All Mortgage Loans that have been fully paid have been released within the time period specified by applicable law.

            (xxi)    Mortgage Escrow Accounts.    All payments into, disbursements from and calculations with respect to the escrow and custodial accounts maintained in connection with each of the Mortgage Loans ("Mortgage Escrow Accounts") have been executed and performed in compliance with all Regulations, except where failure to do so would not have, in the aggregate, a Material Adverse Effect on the Subject Companies. Subject to and in accordance with Regulations pertaining generally to the type, size or capitalization of depository institutions qualified to hold such balances of Investors, Insurers and Governmental Authorities, the Sellers and Subject Companies have the right and power to determine the financial institution in which the Mortgage Escrow Accounts are held and are not bound by any agreement that would limit the Subject Companies' ability to move any Mortgage Escrow Account to any other financial institution or impose a fee in connection with any such move. All Mortgage Escrow Accounts are maintained in accordance with Applicable Law in all material respects. There are no pledged accounts in lieu of escrow deposits.

            (xxii)    Co-Op Loans.    If such Mortgage Loan is a Co-op Loan, to the extent required by applicable Regulations with respect to the Serviced Loans, (a) the Seller or Subject Company,

    as the case may be, and the cooperative housing corporation have entered into a recognition agreement, which sets forth the specific rights of Seller and any successor servicer and the responsibilities of the cooperative housing corporation to the Seller or Subject Company, as the case may be, and any successor servicer and (b) the stock that is pledged as security for such Mortgage Loan is held by a Person as a tenant-stockholder (as that term is defined in Section 216 of the Code) in a cooperative housing corporation (as that term is defined by Section 216 of the Code).

            (xxiii)    ARM Loans.    If such Mortgage Loan is an ARM Loan, the related Mortgage Note has been timely and appropriately adjusted, if such adjustment is required, and the respective Mortgagor has been timely and appropriately advised. All such adjustments have been made in compliance with applicable law and in accordance with the terms of the Mortgage Loan Documents.

          (r)    Origination of Mortgage Loans; Sale of EBO Loans.    None of the Subject Companies has originated any Mortgage Loans since March 1, 2002, excluding loan assumptions and modifications. None of the Subject Companies has issued a commitment or otherwise agreed with an applicant to fund, determined to fund, committed to a specified interest rate or issued a commitment (including, without limitation, bulk commitments and assignments of trades) or otherwise agreed with a correspondent Originator or purchaser to purchase any Mortgage Loan which has not closed (or been purchased). HomeSide has not sold or transferred any Mortgage Loans to SR Funding since September 30, 2001.

          (s)    Financial Reports; Data Tape; No Material Adverse Effect.

      (i)
      Sellers have Previously Disclosed the audited consolidated financial statements for HomeSide for the fiscal year ended September 30, 2001 and the unaudited consolidated financial statements for HomeSide for the periods ended March 31, 2002 and June 30, 2002 (the "HSL Financial Statements"). Each of the balance sheets contained in the HSL Financial Statements (including the related notes and schedules thereto, if any) fairly presents in all material respects the consolidated financial position of HomeSide as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements contained in the HSL Financial Statements (including any related notes and schedules thereto, if any) fairly presents in all material respects the consolidated results of operations, consolidated changes in shareholders' equity and consolidated changes in cash flows, as the case may be, of HomeSide for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

      (ii)
      Sellers have Previously Disclosed the audited consolidated financial statements for SR Investment for the fiscal year ended September 30, 2001 and the unaudited consolidated financial statements for HomeSide for the quarter ended March 31, 2002, the month ended May 31, 2002, and the quarter ended June 30, 2002 (the "SRI Financial Statements"). Each of the balance sheets contained in the SRI Financial Statements (including the related notes and schedules thereto, if any) fairly presents in all material respects the consolidated financial position of SR Investment as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements contained in the SRI Financial Statements (including any related notes and schedules thereto, if any) fairly presents in all material respects the consolidated results of operations, consolidated changes in shareholders' equity and consolidated changes in cash flows, as the case may be, of

        SRI for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved.

      (iii)
      Since May 31, 2002, (A) the Subject Companies have conducted their respective businesses in the ordinary course of their business (excluding the incurrence of expenses related to this Agreement and the 2001 Purchase Agreement and the transactions contemplated hereby and thereby), (B) the Subject Companies have not incurred any material Liability other than in the ordinary course of their business, (C) the Subject Companies have not materially increased the compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director of the Subject Companies from the amount thereof in effect as of December 31, 2001, and (D) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, is reasonably likely to have a Material Adverse Effect on the Subject Companies.

      (iv)
      Sellers have previously delivered to Buyer certain tapes (electronic media) on which information regarding the Serviced Loans as of June 30, 2002 is recorded (the "Tape"). The information contained in the Tape is accurate and complete in all material respects as of June 30, 2002.

          (t)    Intellectual Property.    No Subject Company owns any Intellectual Property other than Excluded IP Assets.

          (u)    Anti-takeover Provisions.    Neither of the Subject Companies nor any of their properties is subject to any takeover provisions under any statute, rights plan or agreement that would adversely affect Sellers' authority to consummate the sale of the SRI Capital Stock to Buyer.

          (v)    Indebtedness for Money Borrowed.    Set forth in Section 4.02(v) of the Disclosure Schedules is a list of all indebtedness (including debt owed to Affiliates) issued or owed by the Subject Companies including in each case information on whether the Subject Companies are legally and contractually permitted to pay, prepay or otherwise satisfy all indebtedness prior to the Effective Time.

        4.03    Representations and Warranties of Buyer.

        Subject to Section 4.01 and except as Previously Disclosed, Buyer represents and warrants to Sellers as follows:

          (a)    Organization, Standing and Authority.    Buyer (i) has been duly organized and is existing in good standing as a federal savings association and has the requisite power and authority to own its current assets and carry on its business as currently conducted, and (ii) is duly qualified to do business in each jurisdiction where the ownership or operation of its property and assets or the conduct of its business requires such qualification.

          (b)    Corporate Authority.    Buyer has full corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer and do not require the approval of any shareholder or shareholders and this Agreement has been duly authorized, executed and delivered by Buyer. This Agreement is a valid and legally binding agreement of Buyer, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

          (c)    Regulatory Approvals; No Conflicts.

      (i)
      No consents or approvals of, or filings with, any Governmental Authority or any Third Party Consents are required to be obtained or made by Buyer or any of its Affiliates in connection with the execution, delivery or performance by Buyer of this Agreement or to consummate the Purchase, except for consents, approvals, filings, applications, notices or registrations, and the termination of any applicable waiting periods, (A) under the HSR Act, (B) the VA, FHA, FNMA, FHLMC, GNMA and HUD, (C) to the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or any other federal or state bank regulatory agency and (D) as Previously Disclosed on Disclosure Schedule 4.03(c)(1). As of the date hereof, Buyer or its Affiliates have no Knowledge of any reason why the approvals or consents set forth as conditions to closing in Section 8.01(a) will not be received in a timely manner.

      (ii)
      Subject to receipt of the regulatory approvals referred to in the preceding paragraph and the expiration of the related waiting periods, and the Third Party Consents or approvals referred to in the preceding paragraph, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, ordinance, statute, governmental permit or license, or contract, agreement, indenture or instrument of either of Buyer or of any of its Affiliates or to which either of Buyer or any of its Affiliates or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, its charter or by-laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, ordinance, statute, governmental permit or license, contract, agreement, indenture or instrument.

          (d)    Financial Reports; No Material Adverse Effect.    Buyer has delivered to Sellers Buyer's annual report on Form 10-K for the fiscal year ended 2001 and its quarterly report on Form 10-Q for the period ended June 30, 2002 (the financial statements contained therein, the "Buyer Financial Statements"). Each of the balance sheets contained in Buyer Financial Statements (including the related notes and schedules thereto) fairly presents in all material respects the consolidated financial position of Buyer as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements contained in Buyer Financial Statements (including any related notes and schedules thereto) fairly presents in all material respects the consolidated results of operations, consolidated changes in shareholders' equity and consolidated changes in cash flows, as the case may be, of Buyer for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved and, in the case of the unaudited interim statements, subject to normal year-end audit adjustments.

          (e)    No Material Adverse Effect.    Since June 30, 2002, through the date hereof no event has occurred or fact or circumstance arisen that, individually or taken together with all other events, facts, or circumstances, is reasonably likely to have a Material Adverse Effect with respect to Buyer.

          (f)    Litigation; Regulatory Action.    No litigation, claim, action, arbitration, investigation or other proceeding before any Governmental Authority is pending against Buyer or any of its

  Affiliates and, to the best of Buyer's Knowledge, no such litigation, claim, action, arbitration, investigation or other proceeding has been threatened in writing except where such litigation, claim, action, arbitration, investigation, or other proceeding would not have a Material Adverse Effect on Buyer.

          (g)    Regulatory Action.    Neither of Buyer nor any of its Affiliates or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has either of Buyer or any of its Affiliates been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission except where any failure to comply would not have in the aggregate a Material Adverse Effect on Buyer.

          (h)    Compliance with Laws.    Buyer and its Affiliates are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them or to the employees conducting such businesses, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, except where any failure to comply would not have in the aggregate a Material Adverse Effect on Buyer.

          (i)    No Brokers.    No action has been taken by Buyer that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, other than a fee to be paid to Morgan Stanley Dean Witter by Buyer.

          (j)    Banking Regulation.    Buyer is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Buyer and each of its Affiliates that is a depository institution has a rating of "Satisfactory" or better under the Community Reinvestment Act as of the date hereof.

          (k)    Financing.    Buyer has, or will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price hereunder and to pay any other amounts to be paid by it under this Agreement.

          (l)    Investment Intent.    Buyer is acquiring the SRI Capital Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Buyer understands that the SRI Capital Stock has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent of the Buyer. Buyer is an "accredited investor" within the meaning of Regulation D under the Securities Act.

        4.04    No Other Representations or Warranties.

        Except for the representations and warranties expressly contained in this Article IV, none of Sellers, the Subject Companies, Buyer or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller, Selling Subsidiary or Buyer.

ARTICLE V.

Covenants

        5.01    Transfer of Excluded Assets and Excluded Liabilities; Management of Excluded Litigation.

        (a)  Prior to the Closing, except as provided in Sections 5.01(c) or 5.01(d), (i) the Subject Companies will transfer all of the Excluded Assets to NAB, one or more NAB Affiliates or third parties and (ii) the Subject Companies will transfer all of the Excluded Liabilities to, and NAB, one or more NAB Affiliates or third parties will assume all of the Excluded Liabilities. The transfer of the Excluded Assets and the transfer and assumption of the Excluded Liabilities will be effected in a manner so that after Closing neither Subject Company will have any Liability whatsoever in connection with any Excluded Asset, any Excluded Liability or the transfer of any Excluded Asset or Excluded Liability (including, without limitation, Liabilities arising from representations, warranties or covenants made in connection with the transfer). With respect to the Compensation and Benefit Plans, the Sellers and Subject Companies shall change the sponsorship and administration of such Compensation and Benefit Plans so that none of Subject Companies retains any duties or Liabilities under such Compensation and Benefit Plans after the Effective Time and none of such Compensation and Benefit Plans will constitute a "multiemployer plan" within the meaning of Section 3(37) of ERISA after the Effective Time.

        (b)  The purchase price for all transfers of Excluded Assets that are made to NAB or an Affiliate of NAB shall be at book value and shall be paid in cash or, in the case of transfers to NAB, reduction of intercompany indebtedness owed by either Subject Company.

        (c)  To the extent (i) Sellers are legally unable to effect the transfer of an Excluded Liability prior to the Effective Time or (ii) after analyzing in good faith the implications of doing so, Sellers reasonably determine that the costs and expenses necessary to effect the transfer of an Excluded Liability prior to the Effective Time render it commercially unreasonable or impracticable to do so, such Excluded Liability ("Attempted Excluded Liability") shall be retained by the appropriate Subject Company, and the Sellers shall indemnify Buyer against all Liabilities relating thereto (whether arising prior to or after the Effective Time). Any Excluded Liability which is not an Attempted Excluded Liability is an "Actual Excluded Liability."

        (d)  To the extent (i) Sellers are legally unable to effect the transfer of an Excluded Asset (other than the assets described in clauses (i), (ii) (subject to Sections 5.13 and 5.15(b)) and (vii)) prior to the Effective Time or (ii) after analyzing in good faith the implications of doing so, Sellers reasonably determine that the costs and expenses necessary to effect the transfer of the Excluded Asset (other than the assets described in clauses (i), (ii) (subject to Sections 5.13 and 5.15(b)) and (vii)) prior to the Effective Time render it commercially unreasonable or impracticable to do so, such Excluded Asset ("Attempted Excluded Asset") shall be retained by the appropriate Subject Company. In each such event (i) the Sellers shall indemnify Buyer against all Liabilities relating to the Attempted Excluded Asset (whether arising prior to or after the Effective Time), and (ii) Buyer shall transfer to or pay over to Sellers any and all benefits relating thereto (whether arising prior to or after the Effective Time). Any Excluded Asset which is not an Attempted Excluded Asset is an "Actual Excluded Asset."

        (e)  Sellers and Buyer shall cooperate to reconcile the amounts of the accounts receivable and accounts payable owing from or to the Subject Companies on the one hand and the Buyer and Buyer Affiliates on the other hand.

        5.02    Conduct of Business.

        (a)  From the date hereof until the Closing Date, unless otherwise required by law, contemplated by this agreement or consented to in writing by Buyer, which consent may not be unreasonably withheld, Subject Companies shall, and Sellers shall cause the Subject Companies to:

    (i)
    maintain the corporate existence of each of the Subject Companies in good standing; and

    (ii)
    maintain proper business and accounting records relative to the business of each of the Subject Companies.

        (b)  From the date hereof until the Closing Date, unless otherwise required by law, contemplated by this agreement or consented to in writing by Buyer, which consent may not be unreasonably withheld, Subject Companies shall, and Sellers shall cause the Subject Companies to use commercially reasonable efforts to:

    (i)
    maintain the general character of the business of each of the Subject Companies and conduct the business of each of the Subject Companies in a commercially reasonable manner;

    (ii)
    preserve relationships with customers, suppliers, Investors and Insurers of each of the Subject Companies;

    (iii)
    maintain the assets of the Subject Companies in good condition and repair, ordinary wear and tear excepted;

    (iv)
    maintain presently existing insurance coverages with respect to the business of each of the Subject Companies; and

    (v)
    take any action by the Subject Companies with respect to the assets disposed of by HomeSide pursuant to the MidFirst Agreement, so long as such actions are not prohibited by the terms of the MidFirst Agreement and are not prohibited under any other terms of this Agreement (it being understood that any amendment, waiver or any similar actions would not require the consent of Buyer other than the postponement of the Transfer Date (as therein defined)) and pay Buyer the termination fee under the Subservicing Agreement and any other amounts due Buyer under the Subservicing Agreement shall be paid in accordance with the Subservicing Agreement as it may be amended as provided in Section 5.15.

        (c)  From the date hereof until the Closing Date, except (i) as contemplated by this Agreement (including in connection with the transfer of Excluded Assets and Excluded Liabilities or as may be necessary or appropriate to comply with Sellers' covenants hereunder), (ii) as Previously Disclosed, (iii) as required by law or (iv) to the extent that Buyer provides prior written consent to do otherwise, which consent may not be unreasonably withheld, Subject Companies shall not, and Sellers shall not permit the Subject Companies to:

(i)	enter into any Specified Contract, relating to the business of any of the Subject Companies (other than those contemplated by this Agreement or in connection with the transfer or assumption of Excluded Assets or Excluded Liabilities in accordance with Section 5.01) or terminate or amend or modify in any material respect any such existing Specified Contracts;
(ii)
enter into or amend or renew any individual employment agreements with any employee other than with respect to new temporary employees; provided, however, that following September 30, 2002, the restrictions in this clause shall apply only with respect to Subject Employees;

(iii)
grant any salary or wage increase or increase any employee benefit for any employee (including incentive or bonus payments) except to satisfy Previously Disclosed contractual obligations existing as of the date hereof or in the ordinary course of business; provided, however, that following September 30, 2002, the restrictions in this clause shall apply only with respect to Subject Employees;
(iv)
other than in the ordinary course of business sell, transfer, assign or otherwise dispose of or encumber any of the assets of the Subject Companies (other than in connection with the transfer or assumption of Excluded Assets or Excluded Liabilities in accordance with Section 5.01 and other than the sale, transfer or other disposition of Hedge Assets of the Subject Companies consistent with their existing hedge trading or as otherwise contemplated in this Agreement);
(v)	cancel any debt or waive or compromise any claim or right relating to the business of Subject Companies other than payment or satisfaction of the medium term notes and indebtedness owed to Affiliates;
(vi)	make any capital expenditure or commitment relating to the business of the Subject Companies;
(vii)
except in the ordinary course of their business consistent with past practice since March 1, 2002, incur, assume or guarantee or otherwise become responsible for any indebtedness to a third party unless such obligation constitutes an Actual Excluded Liability as of the Closing Date;
(viii)
issue, sell, transfer, mortgage encumber or otherwise dispose of, or agree to issue, sell, transfer, mortgage, encumber or otherwise dispose of (a) any shares of the capital stock of any Subject Company or (b) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of the capital stock of Subject Company;
(ix)
enter into any joint venture, partnership or other similar arrangement, form any other new material arrangement for the conduct of its business or purchase any material assets or securities of any Person;
(x)	make any dividend or any other distribution of capital in cash or in kind or accept any capital contributions or forgiveness of indebtedness;
(xi)	other than in connection with the purchase and sale of Mortgage Loans permitted hereunder, purchase new Servicing Rights, or sell Servicing Rights;
(xii)
terminate, cancel or amend any material insurance coverage maintained with respect to the assets or activities of the business of the Subject Companies which is not replaced by an adequate amount of insurance coverage at reasonable cost;
(xiii)	merge or consolidate SR Investment or HomeSide with or into any other Person or permit any other Person to merge or consolidate with or into SR Investment or HomeSide;
(xiv)	sell, transfer, mortgage, encumber or otherwise dispose of any Owned Loans to SR Funding;

(xv)
(a) except for loans acquired pursuant to existing contractual obligations, make or acquire any residential mortgage loan or issue a commitment for any residential loan other than in the ordinary course of business with respect to the management of Servicing; or (b) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan with a principal balance in excess of $1,000,000;
(xvi)
except as necessary in order to comply with Regulations or the requirements of this Agreement or in response to competitive or market conditions, make any material changes in the policies and practices of the Subject Companies with respect to (a) servicing loans or (b) hedging practices and methodologies (including, without limitation, any material change in the general risk characteristics of the Hedge Assets relative to the risk portfolio of the Servicing Rights or its current advisor with respect to the Hedge Assets) except in accordance with the procedures set forth in Exhibit A;
(xvii)
make any changes to its book or tax accounting methods, practices or policies which are prohibited under Article VII hereof, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by NAB's independent public accountant;
(xviii)
make any changes to its Mortgage Loan reserve policies, provided, however, that the Subject Companies are permitted to reverse the reserves held against the categories of assets and liabilities set forth on Section 5.02(c)(xviii) of the Disclosure Schedules except to the extent that any such reserve includes accounts payable or other amounts due and owing and unpaid immediately prior to the Effective Time;
(xix)	settle any Action filed or otherwise instituted against it if such settlement would contain any relief other than monetary damages;
(xx)	amend the certification of incorporation, by-laws or other similar governing documents of the Subject Companies or adopt resolutions inconsistent therewith;
(xxi)	enter into any new line of business;
(xxii)	execute or consent to any waivers extending the statutory period of limitations with respect to any Action or the collection or assessment of any Taxes, or amend any Tax Returns;
(xxiii)
amend any Tax Returns, prepare or file any Tax Return in a manner that is inconsistent with its past practice in preparing or filing similar Tax Returns in prior periods, or make or rescind any express or deemed election relating to Taxes or change any of its methods of reporting income or deductions for Tax purposes;
(xxiv)	commence any litigation or proceeding with respect to any Tax Liability or settle or compromise any Tax Liability;
(xxv)
take any action intended or reasonably likely to result in (A) a Material Adverse Effect with respect to the Subject Companies, (B) any of the representations and warranties of Sellers set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing Date, (C) any of the conditions set forth in Article VIII not being satisfied in a timely manner or (D) a material violation of any provision of this Agreement, except, in each case, as required by applicable Law;
(xxvi)	transfer ownership of the capital stock of MSR Services Corporation to any Person other than NAB or a NAB Affiliate, or dissolve MSR Services Corporation, prior to October 31, 2002; or
(xxvii)	agree to do any of the foregoing.

        (d)  Prior to the Closing Date, Sellers shall pay Buyer transfer costs of $25 for each Mortgage Loan the Servicing on which is or will be transferred as a result of any transfer of Excluded Assets plus Buyer's out-of-pocket costs incurred in connection therewith.

        (e)  Prior to the Closing Date, Sellers shall cause the Subject Companies to increase or decrease, as applicable, the reserve accounts as specified in Schedule 2.02. Sellers shall reflect the adjusted amount of each of such reserve balances in the Pre-Closing Date Value Calculation, the Closing Date Balance Sheet and the Closing Date Value Calculation Schedule.

        (f)    From the date hereof to the Closing Date, the officers of the Sellers shall confer on a regular basis with Buyer as to the business of the Subject Companies, and report periodically on the general status of the ongoing operations thereof.

        (g)  From the date hereof to the Closing Date, NAB will not permit an "ownership change" (as defined in Section 332(g) of the Code) of a Subject Company to occur other than as a result of the Stock Acquisition contemplated in the Agreement or as a result of a change in the stock ownership or Control of NAB.

        5.03    Access; Confidentiality.

        (a)  Sellers and Subject Companies agree to permit Buyer and its Representatives to have, during the period from the date hereof to the Closing Date, reasonable access to the premises, books and records relating to the Subject Companies during normal business hours. Sellers and Subject Companies agree to make available to Buyer upon reasonable advance notice and during normal business hours, the employees of any Seller involved in the conduct of the business of the Subject Companies, as Buyer may reasonably request, provided that such availability shall not unreasonably interfere with the normal operations of the Sellers or Subject Companies. Sellers and Subject Companies shall furnish Buyer with such financial and operational data and other information relating to the business of the Subject Companies as Buyer shall from time to time reasonably request and shall reasonably cooperate with Buyer with respect to Buyer's need to plan for and coordinate the Stock Acquisition. Without limiting the foregoing, Sellers and Subject Companies shall provide to Buyer information relating to the value of the Hedge Assets and the Servicing Rights Portfolio in the manner set forth on Exhibit A. Sellers and Subject Companies acknowledge that notwithstanding any provision of this Agreement to the contrary, Buyer shall be permitted to use the information provided pursuant to this Section 5.03(a) to prepare for sales of Servicing following the Effective Time.

        (b)  Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.03 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement or preparation for sales of Servicing following the Effective Time. Except as required by Applicable Law and the regulations, rules and requirements of a recognized stock exchange or regulatory authority, Buyer will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 5.03 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by Buyer to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of Sellers or (4) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement will otherwise fail to be consummated, Buyer will promptly cause all copies of documents or extracts thereof containing information and data as to Sellers and Subject Companies to be returned to Sellers at Buyer's expense, or (at Sellers' option) confirm in writing to Sellers that they have completely destroyed all such copies, documents, extracts, information and data.

        (c)  Buyer agrees that following the Closing Date, (i) Sellers and their Representatives shall have reasonable access, during normal business hours, to the documentation, manuals, files and other information or data in the possession of Buyer relating to the business of the Subject Companies and HomeSide Subsidiaries, (ii) Buyer shall permit such Persons to examine and copy such documentation, manuals, files and other information or data to the extent reasonably requested by such party, and (iii) Buyer shall cause its employees to furnish to NAB, the NAB Affiliates or any regulator of Sellers or the NAB Affiliates all information reasonably requested by, and otherwise cooperate with (including, without limitation, causing employees to assist Sellers or any of the NAB Affiliates by requiring such employees to avail themselves for trial, depositions, interviews and other Action-related litigation endeavors) Sellers or any of the NAB Affiliates with respect to the business of the Subject Companies or HomeSide Subsidiaries in connection with regulatory compliance, indemnification claim verification, pending or threatened litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes. During the period required under the longer of Buyer's record retention policy or NAB's record retention policy, Buyer shall not destroy or dispose of or permit the destruction or disposition of any such documentation, manuals, files and other information or data without first offering, in writing, at least sixty (60) days prior to such destruction or disposition to surrender them to Sellers. Any information in the possession of Buyer that solely relates to HomeSide Subsidiaries, shall be returned to Sellers.

        (d)  Sellers agree that following the Closing Date, (i) Buyer and its Representatives shall have reasonable access, during normal business hours, to the books, records, documentation, manuals, files and other information or data of Sellers and their Affiliates to the extent they relate to the business of the Subject Companies during the period prior to the Closing Date, (ii) Sellers shall permit such Persons to examine and copy such books, records, documentation, manuals, files and other information or data of Sellers and their Affiliates to the extent reasonably requested by such party, and (iii) Sellers shall cause the officers and employees of Sellers and their Affiliates to furnish to Buyer or any of its Affiliates, or any regulator of Buyer or any of its Affiliates all information reasonably requested by, and otherwise cooperate with (including, without limitation, causing employees to assist Buyer or any of its Affiliates by requiring such employees to avail themselves for trial, depositions, interviews and other Action-related litigation endeavors) Buyer with respect to the business of the Subject Companies in connection with regulatory compliance, indemnification claim verification, pending or threatened litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes. During the period required under the longer of Buyer's record retention policy or NAB's record retention policy, Sellers shall not destroy or dispose of or permit the destruction or disposition of any such books, records, documentation, manuals, files and other information or data without first offering, in writing, at least sixty (60) days prior to such destruction or disposition to surrender them to Buyer.

        5.04    Taking of Necessary Action.

        (a)  Both Sellers and the Subject Companies, on the one hand, and Buyer, on the other hand, will cooperate and use their respective commercially reasonable efforts at their own expense to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities required on the part of such Person that are necessary to consummate the transactions contemplated by this Agreement. Each of Sellers and Buyer will have the right to review in advance, and to the extent practicable each will consult with the other with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, in each case subject to applicable laws relating to the exchange of information. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each of Buyer, Sellers and Subject Companies commits to submit all required applications or notices to the appropriate Governmental Authorities not later than August 30, 2002. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby. To the extent necessary, Buyer and Sellers shall cause their respective Affiliates to take any action necessary in connection with the foregoing. Sellers and Subject Companies agree that, promptly after the date hereof, they will begin seeking all permits, consents, approvals and authorizations from third parties and Governmental Authorities to transfer the Excluded Assets and Excluded Liabilities consistent with Seller's obligations under Section 5.01 and to consummate the Stock Acquisition. In the event that not all such permits, consents, approvals and authorizations are obtained prior to the Effective Time, Sellers will continue after the Effective Time to use their reasonable best efforts to obtain such permits, consents, approvals and authorizations.

        (b)  Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

        5.05    Disclosure; Legend

        (a)  Except as contemplated by the terms of this Agreement or as may otherwise be required by law, none of Sellers, Subject Companies nor Buyer, nor any of their respective Affiliates, will disclose to any Person not a party hereto (other than Affiliates and Representatives, who shall be bound by this provision) the terms of this Agreement. Sellers and Buyer agree to consult with each other prior to issuing any press release relating to the transactions contemplated by this Agreement. Sellers will not make or deliver any written communication with borrowers or other customers of the Subject Companies related to the transactions contemplated hereby without the prior consent of Buyer which consent shall not be unreasonably withheld.

        (b)  Buyer agrees that all certificates or other instruments representing the shares of SRI Capital Stock will bear a legend substantially to the following effect:

    "THE SHARES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS."

        5.06    Delinquent Accounts Receivable.

        Buyer shall use commercially reasonable efforts for a period of 180 days following the Effective Time in accordance with applicable Regulations to collect delinquent Accounts Receivable and Sellers shall reimburse Buyer for (i) any and all amounts which Buyer does not collect, (ii) interest thereon at the Interest Rate with respect to any uncollected accounts receivable from the 91st day through the date of reimbursement by Seller, and (iii) any and all unpaid collection costs, provided that Buyer transfer such delinquent Accounts Receivables to Sellers upon such reimbursement. Buyer shall have no obligation to use a collection agency or to commence any Action in connection with its collection efforts.

        5.07    No Solicitation.

        Prior to the Closing only, each of Sellers and the Selling Subsidiaries shall immediately cease and cause to be terminated any activities, discussions or negotiations commenced prior to the date of this

Agreement with any parties other than Buyer with respect to the sale of the capital stock of either Subject Company or the assets of the Subject Companies other than the Excluded Assets.

        5.08    Non-Competition Agreement.

        For a period of three (3) years following the Closing Date, Sellers shall not, and shall not permit any of their Affiliates to, in any state in the United States, directly or indirectly, either as a principal, partner, agent, manager, stockholder, director, officer or in any other capacity, enter into a business that competes in the residential mortgage servicing business in the United States (the "Restricted Business") on a de novo basis; provided, however, (i) that ownership of less than 5% of the voting stock of any corporation engaged in the Restricted Business shall not constitute a violation hereof or (ii) that entering into or engaging in the Restricted Business as the result of any acquisition, merger, consolidation, or similar business combination shall not constitute a violation hereof if the entity with which such transaction occurs is an entity (a) whose primary business on a consolidated or combined basis with all its Affiliates is not the Restricted Business or (b) incorporated or headquartered outside of the United States that has outside the United States or derives from outside the United States more than 50% of its assets, revenues or net income on a consolidated or combined basis with all its Affiliates (based on the financial statements publicly available immediately prior to the entering into of a definitive agreement for such transaction).

        5.09    Servicing Portfolio Expenses.

        (a)  Buyer shall pay all fees, expenses and costs of (i) Investor transfer fees, (ii) assigning transferable life-of-loan tax service contracts, (iii) assigning transferable life-of-loan contracts, (iv) for non-MERS loans, recording any assignments, registering any loans with MERS and the endorsement of any notes, (v) for MERS loans, transferring any rights with the MERS system and (vi) custodial fees incurred in connection with the transfer of the Mortgage Escrow Accounts.

        (b)  From and after the Effective Time, NAB shall reimburse Buyer and Buyer Affiliates for all out-of-pocket costs and expenses (including letter of credit fees) necessary to provide for the outstanding recertification or final pool certification with respect to the Servicing Rights Portfolio as set forth in Section 5.09(b) of the Disclosure Schedule as it is constituted as of the Effective Time except if such costs and expenses are of the type intended to be covered by the Servicing Transfer Reserve (GL Account No. 24350).

        (c)  NAB shall have no obligation to reimburse Buyer or Buyer Affiliates for costs incurred in obtaining and correcting Missing Loan Documents.

        5.10    2001 Agreements.

        Prior to the Effective Time, NAB shall release SR Investment and HomeSide from all obligations to pay or reimburse NAB or any NAB Affiliate for legal, advisory or other fees and costs incurred in connection with any of the 2001 Agreements or the transactions contemplated in connection therewith.

        5.11    Transactions with Affiliates.

        On or prior to the Effective Time, each of the Subject Companies shall pay and discharge all amounts of indebtedness owed by it to NAB or any NAB Affiliate. All transactions between a Subject Company, on the one hand, and NAB or any NAB Affiliate, on the other hand, between the date of this Agreement and the Effective Time shall be conducted only in a manner consistent with past practice and, at a minimum, on terms reasonably believed to be as favorable to the Subject Company as the Subject Company could receive from an unaffiliated third party.

        5.12    Prepayment or Satisfaction of Indebtedness; Hedges.

        Prior to the Effective Time HomeSide shall pay, prepay or satisfy all of its obligations with respect to funded debt for money borrowed and owed to third parties constituting Excluded Liabilities and shall pay all amounts owed to NAB and its Affiliates and as much of the Intercompany Debt as its available cash will allow. Immediately after the Closing, Buyer shall cause the Subject Companies to pay and satisfy all of such obligations then unsatisfied to NAB and any of its Affiliates.

        5.13    Subservicing of Excluded Assets.

        Buyer shall continue to subservice, in accordance with the terms and conditions of the Subservicing Agreement or another mutually agreeable agreement, all Mortgage Loans or Servicing Rights which are Excluded Assets or owned by any of the HomeSide Subsidiaries within the meaning of this Agreement.

        5.14    Loan Solicitations.

        From the date hereof to the Effective Time, Buyer shall not directly (through the use of a customer list or otherwise) solicit any holder of a Mortgage Loan subserviced by Buyer pursuant to the Servicing Agreement in connection with the refinancing of such Mortgage Loan; provided, however, that this prohibition shall not apply to (i) responding to holders who contact Buyer on their own initiative without any prohibited solicitation by Buyer and referring such holders to Buyer's sales staff, (ii) general solicitations not targeted specifically at such holders, (iii) solicitations to such holders who have a customer relationship to Buyer independent of such Mortgage Loan, or (iv) holders who have contacted Buyer in connection with refinancing such Mortgage Loan prior to the date of this Agreement or who contact Buyer as a result of solicitations made prior to the date hereof.

        5.15    Agreements Currently in Place.

        The parties agree that prior to the Closing Date they will negotiate in good faith any amendment to, or the termination of, the 2001 Agreements which may be required in order to implement the intention of the parties pursuant to this Agreement. It is the intention of the parties that any indemnity provisions which are included in any Administration Agreement will survive the termination of such Administration Agreement.

        5.16    VA No-bid Protection.

        Sellers shall indemnify and hold harmless Buyer and Buyer's Affiliates for and against all Liabilities incurred by any of them resulting from VA Buydowns and VA No Bids as to which the VA provides its notice of intention not to bid at Foreclosure within two years following the Effective Time.

        5.17    Liability for Breach of Covenants.

        All covenants in this Agreement of Sellers and/or the Subject Companies shall, prior to the Effective Time, be the joint and several liability of each Seller and each Subject Company. After the Effective Time, such covenants shall be the joint and several liability of the Sellers only. After the Effective Time, the Subject Companies shall have no Liability with respect to the performance of such covenants or with respect to any breach of such covenants (whether occurring before or after the Effective Time), and neither Seller shall have any right of contribution, reimbursement or similar recourse against the Subject Companies.

        5.18    Prohibition on Certain Purchases or Sales.

        For the seven days before the MSR Hedge Valuation Date (as defined in Exhibit A), Buyer and its Affiliates or agents (acting in their capacity as agent), shall not, directly or indirectly, sell any principal only MBS securities or derivatives thereof. For the seven days before the MSR Hedge Valuation Date (as defined in Exhibit A), Sellers and their Affiliates or agents (acting in their capacity as agent) shall not, directly or indirectly, purchase any principal only MBS securities or derivatives thereof.

        On the MSR Hedge Valuation Date, Buyer and its Affiliates or agents (acting in their capacity as agent) shall not, directly or indirectly, purchase any TBA mortgage backed securities or derivatives thereof after 12:00 p.m. New York time. On the MSR Hedge Valuation Date, Sellers and their

Affiliates or agents (acting in their capacity as agent) shall not, directly or indirectly, sell any TBA mortgage backed securities or derivatives thereof after 12:00 p.m. New York time; provided, however, that such restriction shall not apply to the Subject Companies and their agents (acting in their capacity as agent) in order to comply with Exhibit A.

        Neither Sellers, Buyer nor any of their respective Affiliates or agents shall, directly or indirectly, undertake any activity that may or is intended to distort market prices relevant for the calculation of asset values under this Agreement, including Schedule 2.02 and Exhibit A thereto.

        On or after the Effective Time, Sellers may request from Buyer, and Buyer may request from Sellers, a complete list of trades executed during the period commencing seven days before the MSR Hedge Valuation Date and ending on the day after the MSR Hedge Valuation Date.

ARTICLE VI.

Employees

        6.01    Employees.

        Each Subject Company shall immediately prior to the Effective Time terminate all of its employees. Buyer shall have the right to offer employment following the Closing, subject to such terms and conditions as Buyer may determine in its sole discretion, to any employee of a Subject Company or MSR Services Corporation, provided that Buyer shall have designated such employee in writing to Sellers prior to September 20, 2002 (such designated employee, the "Subject Employee"). Buyer shall have no obligation to offer employment to any employee following the Closing and may commence making such offers with respect to an employee at any time after that employee has been designated as a Subject Employee effective as of the Effective Time.

ARTICLE VII.

Taxes

        7.01    Tax Representations and Warranties.

        Sellers, jointly and severally, represent and warrant to Buyer as follows:

          (a)  Within the times and in the manner prescribed by applicable law, the Subject Companies (and their predecessors) have properly prepared and filed all Tax Returns required by applicable law and have timely paid or properly accrued all Taxes due and payable. All such Tax Returns are true and complete in all material respects. The Subject Companies (and their predecessors) have complied in all material respects with all applicable laws relating to Taxes.

          (b)  None of the Subject Companies (or any predecessor thereof) (i) has filed a consent or agreement pursuant to Section 341(f) of the Code, (ii) is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Tax authority or any Tax indemnity or Tax sharing agreement with any person, (iii) has present or contingent Liabilities for Taxes, other than Taxes incurred in the ordinary course of business thereof and reflected on the most recent balance sheet included in the SRI Financial Statements and the HSL Financial Statements, as applicable, or incurred in the ordinary course of business since June 30, 2002 in amounts consistent with prior years, (iv) has engaged in a trade or business, or had a permanent establishment (within the meaning of an applicable tax treaty), within a country other than the United States, or (v) is a party to an agreement that could give rise to an "excess parachute payment" within the meaning of Section 280G of the Code.

          (c)  There are and have been no (i) proposed, threatened or actual assessments, audits, examinations or disputes as to Taxes relating to the Subject Companies (or their predecessors),

  except as set forth in Section 7.01(c) of the Disclosure Schedule, and (ii) adjustments under Section 481 of the Code or any similar adjustments with respect to the Company or any Subsidiary (or their predecessors), or waivers or extensions of the statute of limitations with respect to Taxes for which the Company or any Subsidiary could be held liable. There are no Liens for Taxes upon any of the assets of the Subject Companies nor, to Sellers' Knowledge, is any taxing authority in the process of imposing any Lien for Taxes upon such assets, except for Liens for Taxes not yet due and payable.

          (d)  As of the date hereof, none of the Subject Companies (nor any predecessor thereof) has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code, since February 10, 1998.

          (e)  None of the Subject Companies (nor any predecessor thereof) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than an affiliated group the common parent of which is the Company since February 10, 1998.

        7.02    Indemnification Obligations With Respect to Taxes.

        (a)  The Sellers shall be liable for, and shall indemnify, defend and hold harmless the Buyer and its Affiliates (and, after the Closing Date, the Subject Companies) from and against:

    (i)
    all Taxes of the Subject Companies that are due with respect to periods ending on or prior to the Closing Date, including, without limitation, any Taxes resulting from the Subject Companies ceasing to be a member of a consolidated, combined, affiliated, or unitary group;

    (ii)
    all Taxes of the Subject Companies that are due with respect to periods ("Straddle Periods") that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date; and

    (iii)
    all Taxes resulting from any inaccuracy in or breach of (A) any tax representations and warranties contained in Section 7.01 of this Agreement without regard to whether such matters were Previously Disclosed and (B) any covenant relating to Tax matters (including covenants contained in this Article VII and in Sections 5.02(c)(xvii), (xxii), (xxiii), (xxiv) and (xvi) relating to Tax Matters); and

    (iv)
    all Liabilities other than Taxes imposed on or sustained by the Buyer or its Affiliates (including the Subject Companies after the Closing Date), directly or indirectly, by reason of or in connection wijth the foregoing amounts.

        (b)  For purposes of this Agreement, whenever it is necessary to determine the Liability for Taxes of the Subject Companies for a Straddle Period, the determination of the Taxes of such member for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Subject Companies for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Subject Companies were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (ii) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

        (c)  All tax representations and warranties contained in Section 7.01 and all obligations of Sellers and Buyer under this Agreement with respect to Tax Matters (including those contained in this Article VII and those contained in Sections 5.02(c)(xvii), (xxiii), (xxiii), (xxiv) and (xvi) shall survive indefinitely. Notwithstanding anything to the contrary in this Agreement, the obligations of Sellers under this section shall be unconditional and absolute and shall not be subject to limitations (such as those set forth in Section 10.06) and shall remain in effect without limitations as to time.

        (d)  The Sellers shall be entitled to any refund, or credit against, Taxes of the Subject Companies received in respect of any period for which Sellers are liable under Section 7.02; provided that the amount to be received by the Sellers under this section shall be reduced by the net tax cost to the Buyer or its Affiliates (including the Subject Company) resulting from the claim for or receipt of such refund or credit, including any additional Taxes imposed on Buyer or such Affiliate as a result of the adjustments giving rise to such refund or credit.

        (e)  Buyer shall be liable for, and shall indemnify, defend and hold harmless the Sellers from and against all Taxes of the Subject Companies for any taxable year or period beginning after the Closing Date, including the portion of the Straddle Period beginning on the day following the Closing Date, except to the extent that Sellers are obligated to indemnify Buyer for such Taxes pursuant to another provision of this Article VII.

        7.03    Tax Returns and Payment Responsibility.

        (a)  Sellers will be responsible for and will cause to be prepared and duly filed (i) all Tax Returns of the Subject Companies that are due before the Closing Date and (ii) all Tax Returns of the Subject Companies that are income Tax Returns and are prepared on a consolidated, unitary, or combined basis for all taxable periods ending on or before the Closing Date. Sellers shall pay any Taxes due in respect of the Tax Returns described in the preceding sentence. Buyer shall file or cause to be filed when due all Tax Returns with respect to the Subject Companies, other than those that are the responsibility of Seller pursuant to this paragraph. Without affecting the indemnification obligations of Sellers under this Agreement, in the event that Sellers fail to prepare and file or cause to be prepared and filed any Tax Return that it is required to file pursuant to this paragraph, Buyer shall have the right, but not the obligation, to prepare and file all such Tax Returns at Sellers' expense; provided that Buyer has notified Sellers in writing allowing Sellers 30 days from such written notice to file such tax returns. Sellers shall pay by wire transfer to the Buyer the Taxes for which Sellers are liable pursuant to Section 7.03(a), but which are payable with Tax Returns to be filed by the Buyer pursuant to the previous sentence or pursuant to this paragraph at least three days prior to the due date for the payment of such Taxes.

        (b)  All Tax Returns that are to be prepared and filed by the Buyer pursuant to the preceding paragraph and that relate to Taxes for which Sellers are liable under Section 7.02(a)(i) and (ii) shall be submitted to Sellers not later than forty-five (45) days prior to the due date for filing of such Tax Returns (or if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date). Sellers shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return. If Sellers, within ten (10) Business Days after delivery of any such Tax Return, notify the Buyer in writing that they object to any of the items in such Tax Return, the Buyer and Sellers shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by a nationally recognized independent accounting firm chosen in accordance with the procedures set forth Section 2.03(d). Upon resolution of all such items, the relevant Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by the Buyer and Sellers.

        (c)  All income Tax Returns that are to be prepared and filed by the Sellers pursuant to Section 7.03(a) shall be submitted to Buyer not later than forty-five (45) days prior to the due date for filing of such Tax Returns (or if such due date is within 45 days after the execution of this Agreement, as promptly as practicable following the execution of this Agreement). Buyer shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return and to consult with Sellers prior to the filing of such Tax Returns. Sellers shall consider, and in Sellers' discretion (which shall be exercised in good faith) incorporate any comments or suggestions made by Buyer with respect to such Tax Returns.

        (d)  The Buyer shall not (and shall not cause or permit the Subject Companies to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to Company and its subsidiaries with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period without the prior written consent of Sellers, which consent may not be unreasonably withheld. Sellers shall not (and shall not cause or permit any of its Affiliates to) amend, refile, or otherwise modify any such Tax Return except as set forth in Section 7.03(d) of the Disclosure Schedule. If any such action (including those disclosed in Section 7.03(d) of the Disclosure Schedule) could have an adverse affect on the Liability of the Subject Companies for any Taxes for the post-closing portion of a Straddle Period or for any Taxes for a taxable year or period beginning after the Closing Date, such action shall not be taken without the prior written consent of the Buyer, which consent may not be unreasonably withheld, except that this sentence shall not apply to matters Previously Disclosed as it relates to Section 7.01(c) and with respect to matters relating to net operating losses, built-in losses or other tax attributes that would otherwise carry forward to Buyer.

        (e)  All sales, use, transfer and other similar Taxes, including any stock or asset transfer stamp Taxes that are payable in connection with the transactions contemplated by this Agreement shall be borne by Seller.

        7.04    Contest Provisions.

        (a)  In the event (i) Buyer or its Affiliates or (ii) Sellers receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur Liability under this Article, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision shall not affect a party's right to indemnification hereunder unless and to the extent the other party is actually damaged thereby.

        (b)  The Sellers shall have the right to represent the interests of the Subject Companies in any Tax audit or administrative or court proceeding relating to any period for which Sellers may be liable under Section 7.02(a)(i) and (ii), and to employ counsel of its choice at its expense, provided that the Sellers shall provide prompt notice to Buyer of any substantive meeting or telephone conference with any taxing authority with respect to such matters and Buyer shall have the right to participate at its expense in any such meeting or conference. Notwithstanding the foregoing, the Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the Liability for Taxes of the Buyer or the Subject Companies without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, except that this sentence shall not apply to matters Previously Disclosed as it relates to Section 7.01(c) and with respect to matters relating to net operating losses, built-in losses or other tax attributes that would otherwise carry forward to Buyer. The Buyer shall have the sole right to represent the interests of the Subject Companies in all Tax audits and administrative and court proceedings (other than those referred to in the first sentence of the paragraph) and to employ counsel of its choice at its expense for those years commencing after the Closing Date.

        7.05    Tax Sharing Agreements.

        Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Sellers or any affiliate of Sellers and any Subject Company shall be terminated as to the Subject Companies as of the Closing Date, and no payments which are owed by or to the Subject Companies pursuant thereto shall be made thereunder.

        7.06    Assistance and Cooperation.

        After the Closing Date, each of Sellers and the Buyer shall (and shall cause their respective Affiliates to):

    (i)
    assist the other party in preparing and filing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this clause;

    (ii)
    cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Subject Companies;

    (iii)
    make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Subject Companies;

    (iv)
    provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Subject Companies for taxable periods for which the other may have a Liability under this Article; and

    (v)
    furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

        (b)  On September 15, 2002 and, if the Closing has not occurred prior thereto, on October 20, 2002, Seller shall (and shall cause their respective Affiliates to) provide to Buyer a schedule listing the estimated total amount of the unutilized net operating losses of the Subject Companies and the estimated tax basis of the assets of the Subject Companies as of end of the second month preceding the delivery date.

        7.07    Tax Records.

        At Closing, Sellers shall provide Buyer with all requested records and documents that relate solely to Taxes of the Subject Companies and shall provide Buyer with copies of records or information that is pertinent to the Taxes of the Subject Companies. After the Closing, Sellers and Buyer (including the Subject Companies) will preserve all information, records or documents relating to Liabilities for Taxes of the Subject Companies until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes, provided that neither party shall dispose of any of the foregoing items without first offering such items to the other party.

        7.08    Other Provisions.

        (a)  The provisions of this Article VII shall govern all indemnity claims with respect to Tax matters of the Company and its subsidiaries. No other provisions of this Agreement and no provisions contained in this Agreement shall apply to such Tax matters.

        (b)  Notwithstanding anything in this Agreement to the contrary, Sellers do not make any representation or warranty to Buyer and shall have no responsibility or obligation whatsoever to Buyer with respect to Buyer's acquisition of or ability to utilize for tax purposes in taxable years beginning on or after the Closing Date, including the Straddle Period, any net operating losses, built-in losses or other tax attributes, including the amounts thereof, of the Subject Companies; provided, however, that this Section 7.08(b) shall not relieve Sellers from or modify any covenants in this Agreement relating to cooperation or providing information with respect to such tax attributes.

        (c)  Except for any amount required to be treated for Tax purposes as interest, all indemnity payments made by Sellers under this Agreement shall be treated as an adjustment to the purchase price paid for the SRI Capital Stock for tax purposes.

        (d)  Notwithstanding anything to the contrary in this Agreement, Sellers shall not and shall not permit the Subject Companies to change the tax method for accounting for Servicing Rights in order to recognize the deductibility of worthless normal Servicing Rights, including as contemplated in Section 7.03(d) of the Disclosure Schedule unless, prior to making such change, the consolidated group of companies including National Americas Investment Inc. (the "NAI Group") has fully utilized all net operating losses and net operating loss carry forwards for the current and all prior tax years that are allowable in the current year.

        (e)  Notwithstanding anything to the contrary in this Agreement, Sellers shall not and shall not permit the Subject Companies or any other member of the NAI Group to elect pursuant to Section 1.1502-20(g) of the Treasury Regulations to reattribute net operating losses.

ARTICLE VIII.

Conditions To The Closing

        8.01    Conditions to Each Party's Obligation to Effect the Purchase.

        The respective obligations of each of Sellers and Buyer to consummate the Stock Acquisition are subject to the fulfillment or written waiver, at or prior to the Closing Date, of each of the following conditions:

          (a)    Regulatory Approvals.    All Governmental Authority approvals required to consummate the transactions contemplated hereby will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired, unless the failure to obtain any such approval is not reasonably likely to have a Material Adverse Effect on the Subject Companies.

          (b)    No Injunction.    No Governmental Authority of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement as a whole.

        8.02    Conditions to Obligation of Buyer.

        The obligations of Buyer to consummate the Stock Acquisition are also subject to the fulfillment or written waiver, at or prior to the Closing Date, of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Sellers set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date will be true and correct as of such date only) and Buyer will have received certificates, dated the Closing Date, signed on behalf of each of Sellers to such effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect; and provided further that, for purposes of this condition, such representations and warranties (other than the representations and warranties in Sections 4.02(a)(ii), (iv), (v) and (vii) and 4.02(b), which shall be true in all respects) shall be deemed to be true and correct in all respects unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Subject Companies.

          (b)    Performance of Obligations of Sellers.    Sellers will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date and Buyer will have received certificates, dated the Closing Date, signed on behalf of each of Sellers to such effect.

          (c)    Third Party Consents.    All consents or approvals of all Persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement (including consummation of the Stock Acquisition) will have been obtained and will be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have a Material Adverse Effect on the Subject Companies; provided, however, that consents and approvals listed on Exhibit 8.02(c) and all consents and approvals with respect to agreements listed on Exhibit 8.02(c) must be obtained and in full force and effect.

          (d)    Condition of Subject Companies.    Since the date of this Agreement there has been no Material Adverse Effect on the Subject Companies.

          (e)  GNMA will have approved the "Transfer of Issuer Responsibility" from HomeSide to MidFirst Bank in connection with the sale of substantially all, but not all, of the Servicing Rights pertaining to the MidFirst Transaction, and Buyer will have received copies of such approvals. Sellers shall cause the Subject Companies to recognize fully the gains on the sale of substantially all, but not all, of such Servicing Rights in the tax year in which HomeSide received such GNMA approvals. Buyer acknowledges that completion of the sale of the remainder of the Servicing Rights pertaining to the MidFirst Transaction shall occur subsequent to the Effective Time.

        8.03    Conditions to Obligations of Sellers.

        The obligations of Sellers to consummate the Stock Acquisition are also subject to the fulfillment or written waiver, at or prior to the Closing Date, of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Buyer set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date will be true and correct as of such date only) and Sellers will have received a certificate, dated the Closing Date, signed on behalf of Buyer to such effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect; and provided further that, for purposes of this condition, such representations and warranties (other than the representations and warranties in Section 4.03(b), which shall be true in all respects) shall be deemed to be true and correct in all respects unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Buyer.

          (b)    Performance of Obligations of Buyer.    Buyer will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and Sellers will have received a certificate, dated the Closing Date, signed on behalf of Buyer to such effect.

          (c)    Third Party Consents.    All consents or approvals of all Persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement (including consummation of the Purchase) will have been obtained and will be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have a Material Adverse Effect on the Subject Companies; provided, however, that all consents and approvals listed on Exhibit 8.02(c) and all consents and approvals with respect to agreements listed on Exhibit 8.02(c) must be obtained and in full force and effect.

ARTICLE IX.

Termination

        9.01    Termination.

        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a)    Mutual Consent.    By the mutual written consent of Sellers and Buyer.

          (b)    Breach.    By Sellers or Buyer, by written notice, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be cured or which has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be cured or which has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (1) or (2)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c)    Delay.    By Sellers or Buyer, by written notice, in the event that the Purchase is not consummated on or by December 1, 2002, except to the extent that the failure of the Stock Acquisition then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

          (d)    No Approval.    By Sellers or Buyer, by written notice, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated hereby will have been denied by final nonappealable action of such Governmental Authority or if such Governmental Authority will have issued an order, decree or ruling or taken any other action in effect permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or other action will have become final and nonappealable, unless the failure to obtain any such approval is not reasonably likely to have a Material Adverse Effect on the Subject Companies.

        9.02    Effect of Termination and Abandonment.

        In the event of termination of this Agreement and the abandonment of the Stock Acquisition pursuant to this Article IX, no party to this Agreement will have any Liability or further obligation to any other party to this Agreement, except (a) for obligations arising under Sections 5.03(b), 5.05(a), this Section 9.02 and Article XI and (b) that termination will not relieve a breaching party from Liability for any willful breach of this Agreement giving rise to such termination.

ARTICLE X.

Indemnification

          10.01    Indemnification Not Subject to Limitations.

        Without regard to the De Minimis Liability Restriction (as hereinafter defined), the Deductible (as hereinafter defined), the Cap (as hereinafter defined) or the periods of survival set forth in and applicable to certain of the other provisions of this Article X, from and after the Closing Date:

          (a)  Sellers shall indemnify and hold harmless Buyer and its Affiliates (including the Subject Companies following the Effective Time), each of their respective directors, officers, employees and agents, and each of the respective heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all Liabilities incurred by or asserted against any of Buyer Indemnified Parties in connection with or arising from:

      (i)
      any breach of any representation, warranty or agreement made by, or on behalf of, Sellers under Section 2.02 (Consideration), Section 2.03 (Calculation of Purchase Price), Section 2.04 (Settlement Date Payment), Section 2.05 (No Offset), Section 2.06 (Interim Settlement), Sections 4.02(a)(ii), (iv), (v) (Organization, Standing and Capitalization), Section 4.02(b) (Corporate Authority), Section 4.02(d) (Title to SRI Capital Stock), Section 4.02(j)(i) (Property), Section 4.02(q)(xii) (Custodial Files), Section 4.02(q)(xix) (Required Pool and Lender-paid Insurance), and Section 4.02(q)(xx) (Release of Fully-paid Mortgage Loans) of this Agreement;

      (ii)
      any litigation, claims, Actions, arbitrations or investigations or other proceedings before any Governmental Authority pending or threatened as of the Closing Date against any of the Sellers, the Subject Companies or their respective assets and Liabilities by any Person other than the Buyer or any of its Affiliates; provided, however, if such litigation, claim, action, arbitration, investigation or proceeding pertains to the Servicing of Mortgage Loans, the indemnification hereunder shall be only with respect to the Mortgage Loans which were Serviced by the Subject Companies. Sellers or the HomeSide Subsidiaries prior to the Closing Date;

      (iii)
      any Liabilities related to Environmental Laws;

      (iv)
      any Excluded Liabilities (including Attempted Excluded Liabilities);

      (v)
      any Excluded Assets (including Attempted Excluded Assets); or

      (vi)
      any Repurchase Equivalent Event arising from the circumstances described in clause (i) of the definition of such term.

  provided, however, there shall be excluded from the indemnification obligation any Liabilities in connection with or arising or resulting from any act or omission by Buyer or any Affiliate of Buyer or fact or circumstance that constitutes a failure of Buyer or any Affiliate of Buyer to fulfill its obligations or otherwise constitutes a breach of a representation, warranty or covenant under this Agreement or any other agreement between Buyer and Sellers, any NAB Affiliate, Subject Company prior to the Effective Time or HomeSide Subsidiary or under the Peoples Transaction.

          (b)  Buyer shall indemnify and hold harmless Sellers and Sellers' Affiliates, each of their respective directors, officers, employees and agents, and each of the respective heirs, executors, successors and assigns of any of the foregoing (collectively, the "Seller Indemnified Parties") from and against any and all Liabilities incurred by or asserted against any of Seller Indemnified Parties in connection with or arising from:

      (i)
      any breach of any representation, warranty or agreement made by, or on behalf of, Buyer under Section 2.02 (Consideration), Section 2.03 (Calculation of Purchase Price), Section 2.04 (Settlement Date Payment), Section 2.05 (No Offset), Section 2.06 (Interim Settlement), and Section 4.03(b) (Corporate Authority) of this Agreement; or

      (ii)
      the operation of the Subject Companies from and after the Closing Date;

  provided, however, there shall be excluded from the indemnification obligation any Liabilities in connection with or arising or resulting from any act or omission by Seller or fact or circumstance that constitutes a failure by Sellers or any Affiliates of Sellers to fulfill its obligations or otherwise constitutes a breach of a representation, warranty or covenant under this Agreement or any other agreement between Buyer and Sellers, any NAB Affiliate, Subject Company prior to the Effective Time or HomeSide Subsidiary or under the Peoples Transaction.

        10.02    Indemnification for Mortgage Operations and Mortgage Loans.

        Without regard to the De Minimis Liability Restriction, but subject to the Deductible, the Cap and the periods of survival specified in Section 10.04, from and after the Closing Date Sellers shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Liabilities incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from:

          (a)  to the extent not covered by Section 10.01(a), in connection with or arising from any breach of any representation, warranty or agreement made by, or on behalf of, Sellers under Sections 4.02(o)(i) (Advances) and 4.02(q) (Mortgage Loans); or

          (b)  any Repurchase Equivalent Event arising from the circumstances described in clauses (ii), (iii) or (iv) of the definition of such term;

  provided, however, there shall be excluded from the indemnification obligation any Liabilities in connection with or arising or resulting from any act or omission by Buyer or any Affiliate of Buyer or fact or circumstance that constitutes a failure of Buyer or any Affiliate of Buyer to fulfill its obligations or otherwise constitutes a breach of a representation, warranty or covenant under this Agreement or any other agreement between Buyer and Sellers, any NAB Affiliate, Subject Company prior to the Effective Time or HomeSide Subsidiary or under the Peoples Transaction.

        10.03    Indemnification Subject to Limitations.

        Subject to the De Minimis Liability Restriction, the Deductible, the Cap and the periods of survival set forth in Section 10.04 and applicable to the indemnification obligations of Sellers and Buyer under this Section 10.03, from and after the Closing Date:

          (a)  Sellers shall indemnify and hold harmless Buyer Indemnified Parties from and against any and all Liabilities incurred by or asserted against any of Buyer Indemnified Parties in connection with or arising from any breach of any representation, warranty or agreement made by, or on behalf of, Sellers under this Agreement other than those specifically referred to in Section 10.01(a)(i) or 10.02(a); provided, however, there shall be excluded from the indemnification obligation any Liabilities in connection with or arising or resulting from any act or omission by Buyer or any Affiliate of Buyer or fact or circumstance that constitutes a failure of Buyer or any Affiliate of Buyer to fulfill its obligations or otherwise constitutes a breach of a representation, warranty or covenant under this Agreement or any other agreement between Buyer and Sellers, any NAB Affiliate, Subject Company prior to the Effective Time or HomeSide Subsidiary or the Peoples Transaction.

          (b)  Buyer shall indemnify and hold harmless Seller Indemnified Parties from and against any and all Liabilities incurred by or asserted against any of Seller Indemnified Parties in connection with or arising from any breach of any representation, warranty or agreement made by, or on behalf of, Buyer under this Agreement other than those specifically referred to in Section 10.01(b); provided, however, there shall be excluded from the indemnification obligation any Liabilities in connection with or arising or resulting from any act or omission by Sellers or fact or circumstance that constitutes a failure by Sellers or any Affiliates of Sellers to fulfill its obligations or otherwise constitutes a breach of a representation, warranty or covenant under this Agreement or any other agreement between Buyer and Sellers, any NAB Affiliate, Subject Company prior to the Effective Time or HomeSide Subsidiary or the Peoples Transaction.

        10.04    Survival Periods.

        The obligations to indemnify and hold harmless any party pursuant to Section 10.01(a) and 10.01(b) shall survive indefinitely. The obligations to indemnify and hold harmless Buyer pursuant to

Sections 10.02 and 10.03 shall terminate four years after the Effective Time. The obligation to indemnify or hold harmless Buyer pursuant to Section 5.16 shall terminate two years after the Effective Time. No claim may be brought with respect to obligations to indemnify pursuant to Sections 10.02 and 10.03 unless the party seeking indemnification delivers written notice thereof to the party from which the indemnification is being sought no later than the last day of the applicable survival period set forth in this Section 10.04, (i) setting forth actual Liabilities that have begun to accrue but in respect of which the total liability has not yet been fixed or (ii) containing a notice from a third party of a claim that will cause actual Liabilities to accrue after such applicable survival period, including without limitation, pending curtailments, lawsuits or government investigations, in which case such survival period will be extended in order to cover the finally determined Liabilities related hereto.

        10.05    Miscellaneous.

        (a)  Anything in this Article X to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters and any and all inaccuracies of any representation, agreement or covenant relating to Taxes made by Sellers in Article VII of this Agreement shall be governed by Article VII and shall not be subject to the limitations set forth in Section 10.02 and Section 10.03. The indemnification expressly provided for in Article VII shall be the sole and exclusive remedy for any Tax matter arising out of or relating to this Agreement or the transactions contemplated hereby by any party.

        (b)  After the Closing, and except for any claims made under Sections 5.03(b), (c), (d), 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.13, 5.15, 5.16 and 10.8 and Article VII, the indemnification expressly provided in this Article X shall be the sole and exclusive remedy for any matter arising out of or relating to this Agreement or the transactions contemplated hereby by any party. Nothing herein shall preclude a party hereto from applying to a court for equitable relief to enforce its rights under this Agreement.

        (c)  Each indemnitee under this Article X shall use its reasonable efforts to mitigate Liabilities for which it seeks or reasonably anticipates seeking indemnification hereunder, including, without limitation, (i) the obligation of Buyer and Affiliates of Buyer to use commercially reasonable efforts to obtain and correct missing Custodial Files and Missing Loan Documents, and (ii) the obligations of an Indemnified Party to seek recovery from third-parties in the same manner, and to the same extent, as if there were no indemnification obligations under this Agreement.

        (d)  For purposes of determining whether a breach of a representation or warranty in this Agreement has occurred for purposes of this Article X, (i) no effect shall be given to any exception or qualification relating to materiality or Material Adverse Effect and (ii) in the case of the representations and warranties in Sections 4.02(q)(xii) (Custodial Files), (xix) (Required Pool and Lender-paid Insurance) and (xx) (Release of Fully-paid Mortgage Loans), no effect shall be given to exceptions Previously Disclosed. For purposes of this Article X, subject to clause (ii) of the foregoing sentence, a representation and warranty shall include the update of such representation and warranty contained in the certificates referred to in Sections 8.02(a) or 8.03(a).

        (e)  In calculating any amount of Liabilities payable to Sellers or Buyer under this Article X, the indemnifying party shall receive credit for (1) any reduction in Tax Liability of the Indemnified Party (as defined herein) as a result of the facts giving rise to the claim for indemnification, (2) any insurance recoveries offsetting the amount of loss and (3) any recoveries from third parties pursuant to indemnification or otherwise with respect thereto. Any party receiving indemnity shall assign to the indemnifying party all of its claims for recovery against third parties as to such Liabilities whether by insurance coverage, contribution claims, subrogation or otherwise.

        (f)    Any breach of any representation, warranty or agreement under this Agreement by any Subject Company that gives rise to a claim for indemnification shall be a Liability of the Sellers (and not of the Subject Companies) if such claim is not paid prior to the Closing, and Sellers shall have no contribution, reimbursement or other rights of recovery against the Subject Companies.

        (g)  Notwithstanding anything to the contrary contained herein, the parties agree that, in a dispute between the parties, the Liabilities payable to Sellers or Buyer under this Article X will not include (i) consequential damages consisting of speculative lost profits, lost investment or business opportunity, damages to reputation or operating losses, (ii) punitive or treble damages not actually imposed against or incurred by the Indemnified Party, or (iii) Liabilities attributable to or arising from overhead allocations or general and administrative costs and expenses, but may include the actual cost for the time of either party's employees excluding in the case of Buyer, the actual costs for the time of its employees to seek to obtain or correct the Missing Loan Documents; provided, however, that the exclusions set forth in clauses (i) and (ii) above do not apply if and to the extent any such Damages or Liabilities are actually incurred in payment to a third party or Governmental Authority.

        (h)  Anything in this Article X to the contrary notwithstanding, Sellers shall not indemnify and hold any Buyer Indemnified Party harmless from and against any Liability pertaining to a fact or circumstance as to which reserves are recorded on the consolidated balance sheet of SR Investment as of the Closing Date.

        (i)    For purposes of the Sellers' indemnification obligations under Sections 10.01(a)(vi) and 10.02(b), the amount of Damages with respect to any Mortgage Loan shall include (A) for any Repurchase Equivalent Event occurring on or before the second anniversary of the Closing Date, an amount equal to (i) the outstanding unpaid principal balance of the Mortgage Loan as of the date of repurchase or, in the case of REO, at the time of completion of the Foreclosure of the Mortgage Loan, multiplied by the Servicing Rights Factor (as defined in Exhibit B and reflected in the Closing Date Value), multiplied by .01, minus (ii) Servicing Compensation received by the Buyer or any of the Subject Companies in respect of such Mortgage Loan after the Effective Time, (B) in the case of a Mortgage Loan that is in Foreclosure or has been converted to REO, the difference between the repurchase price paid by the Buyer to the Investor and the total amount of proceeds (after reimbursement to Buyer of liquidation costs) obtained by Buyer or any of the Subject Companies upon Foreclosure or other realization on the Mortgage Loan, (C) in the case of Mortgage Loan that is not in Foreclosure and as to which no default by the Mortgagor exists giving rise to a right to commence Foreclosure, the difference between the repurchase price paid by the Buyer or any of the Subject Companies to the Investor and the net proceeds realized by the Buyer and the Subject Companies upon a sale of such Mortgage Loan, (iv) the amount of any outstanding Advances relating to such Mortgage Loan and (v) any Damages incurred by Buyer and the Subject Companies through the date on which the Mortgage Loan is fully liquidated or sold or the defect giving rise to the repurchase demand is cured. Notwithstanding the foregoing, with respect to any Mortgage Loan described in clause (ii) of the foregoing sentence, the Sellers shall have the right to repurchase such Mortgage Loan from the Buyer and the Subject Companies at a price equal to the sum of (x) the repurchase price paid by the Buyer or any of the Subject Companies to the Investor, (y) the amount of outstanding Advances relating to such Mortgage Loan and (z) any Damages incurred by the Buyer and the Subject Companies through the date on which the Sellers repurchase such Mortgage Loan.

        10.06    De Minimis Liability Restriction, Deductible and Cap.

        (a)  Sellers shall not have any Liability whatsoever under Section 10.03(a) for any individual Liability that is less than $25,000 (the "De Minimis Liability Restriction"). Sellers shall not have any Liability whatsoever under Section 10.02 or Section 10.03(a) for any Liability until the aggregate of all Liabilities for which Sellers would be liable under Section 10.02 and Section 10.03(a) exceeds on a cumulative basis an amount equal to $5,000,000 (the"Deductible"), and then only to the extent of any such excess. The maximum Liability of Sellers (collectively) under Section 10.02 or Section 10.03(a) shall be $150,000,000 in the aggregate (the "Cap").

        (b)  Buyer shall not have any Liability whatsoever under Section 10.03(b) for any individual Liability that is less than $25,000. Buyer shall not have any Liability whatsoever under Section 10.03(b) for any Liability until the aggregate of all Liabilities for which Buyer would be liable under Section 10.03(b) exceeds on a cumulative basis an amount equal to the Deductible, and then only to the extent of any such excess. The maximum Liability of Buyer under Section 10.03(b) shall be equal to the Cap.

        10.07    Third-Party Claims.

        (a)  If a claim by a third party (a "Third-Party Claim") is made against a Seller Indemnified Party or Buyer Indemnified Party (collectively, an "Indemnified Party"), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article X, such Indemnified Party shall promptly notify in writing the indemnifying party of such claim; provided, that, that failure to promptly notify the indemnifying party will not relieve the indemnifying party of any Liability it may have to the Indemnified Party, except to the extent that the indemnifying party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Party's failure to give notice within such time period. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the indemnifying party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. If the indemnifying party so chooses to assume the defense it shall do so promptly and diligently.

        (b)  So long as the indemnifying party is reasonably and diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that, in such event, it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party in writing within 30 days after the receipt of the Indemnified Party's written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, enter into any settlement unless (A) there is no finding or admission of any violation of Applicable Law, (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party, (C) the Indemnified Party or its Affiliates shall have no Liability with respect to any compromise or settlement of such Third-Party Claim, and (D) the compromise or settlement provides to all Indemnified Parties and their Affiliates and agents an unconditional release from all Liability with respect to such Third-Party Claim or the facts underlying such Third-Party Claim. Notwithstanding the foregoing, the indemnifying party will not settle any Third Party Claims as part of a class action or representative action including, but not limited to those arising under Section 17200 of the California Business and Professions Code or any similar statute without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld.

        (c)  With respect to any Third-Party Claim subject to indemnification under this Article X, (i) both the Indemnified Party and the indemnifying party, as the case may be, shall keep the other party reasonably informed of the status of such Third-Party Claim and any related proceedings at all stages thereof, (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim and (iii), with respect to any Third-Party Claim subject to indemnification under this Article X, the parties agree to cooperate (including, when appropriate, by entering into joint defense agreements or retaining joint counsel) in such a manner as to preserve to the fullest extent possible the confidentiality of all confidential information and the attorney-client and work-product privileges.

        (d)  The defense and litigation of all Actions pending on the Closing Date with respect to which Sellers are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 10.01(a)(ii) shall be conducted in accordance with this Section 10.07 provided that, for purposes of applying the provisions hereof (i) no notice or demand for indemnification shall be required, (ii) Sellers shall be the indemnifying party, (iii) the Buyer Indemnified Parties shall be the Indemnified Party, and (iv) the provisions of Section 2.2(f) of the Subservicing Agreement shall continue to apply to the administration and management of Default Litigation (as defined therein) after the Closing Date.

        10.08    Future Indemnification Protocol

        The parties shall meet monthly for a period of six (6) months commencing from the date hereof and regularly thereafter for purposes of coordinating with the other party in connection with the activities and conduct necessary or appropriate to effect the Closing of the Stock Acquisition and to develop a mutually acceptable protocol for administering indemnification claims and litigation matters. The Sellers initially designate Myshele Shaw or her written designee as the representative of each of them. Buyer initially designates Carey Brennan as its representative.

ARTICLE XI.

General Provisions

        11.01    Notices.

        All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid, to the parties at the following addresses:

(a) if to Buyer, to it at:
Washington Mutual Bank, FA 1201 Third Avenue, 16th Floor Seattle, WA 98101
Attention:	Todd Baker, Executive Vice President
Facsimile:	(206) 461-5739
with copies to:
Washington Mutual Bank, FA 1201 Third Avenue, 17th Floor Seattle, WA 98101
Attention:	Carey M. Brennan Senior Vice President and Associate General Counsel
Facsimile:	(206) 377-6244

and
Heller Ehrman White & McAuliffe LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104
Attention:	Bernard L. Russell
Facsimile:	(206) 389-6217
if to Sellers or Subject Companies, to them at:
HomeSide Lending, Inc. 8659 Baypine Road Suite 300 Jacksonville, FL 32256
Attention:	Joseph J. Whiteside
Facsimile:	(904) 807-3475
with copies to:
National Australia Bank Limited Legal Department, Level 24 500 Bourke Street Melbourne, Victoria 3000
Attention:	David Krasnostein, Esq., Group General Counsel
Facsimile:	61-3-8641-4902/4906
and
Sullivan & Cromwell 125 Broad Street New York, NY 10004-2498
Attention:	Mark J. Menting
Facsimile:	212-558-3588
and
Kirkpatrick & Lockhart LLP 1800 Massachusetts Ave., N.W. Washington, DC 20036
Attention:	Laurence E. Platt
Facsimile:	202-778-9100

or to such other Person or address as either party shall specify by notice in writing to the other party in accordance with this Section 11.01. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or facsimile transmission (with telephone confirmation) or on the third Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.

        11.02    Amendment and Modification; Waiver.

        (a)  This Agreement and the Disclosure Schedules hereto may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

        (b)  At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may, by an instrument in writing, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements of the other party or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

        11.03    Entire Agreement.

        This Agreement (including the Disclosure Schedules and Exhibits) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        11.04    Fees and Expenses.

        Except as otherwise expressly provided herein, NAB shall be responsible for all costs incurred by Sellers in their performance of their obligations under this Agreement, including fees of Subject Companies, their advisors, attorneys and accountants. In addition, any costs required to be paid by SR Investment or HomeSide pursuant to this Agreement which are not paid by SR Investment or HomeSide prior to the Effective Time shall be paid by NAB or any other NAB Affiliate and shall not be reimbursed by Buyer or any of its Affiliates (including SR Investment and HomeSide after the Effective Time). Buyer shall pay all costs of Buyer in its performance of its obligations under this Agreement, including fees of Buyer's advisors, attorneys and accountants.

        11.05    Third Party Beneficiaries.

        Nothing in this Agreement, express or implied, is intended to confer upon any Person (including, without limitation, employees of Sellers or Investors) other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

        11.06    Assignment; Binding Effect.

        This Agreement shall not be assigned by any of Sellers or (until payment of the Final Purchase Price) Buyer hereto without the prior written consent of the other parties; provided, however, that this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and provided further that Buyer shall have the right to assign to a Subsidiary of Buyer, Buyer's right hereunder to acquire the SRI Capital Stock so long as (a) Buyer irrevocably and unconditionally guarantees all of the obligations of such Subsidiary hereunder and (b) such assignment shall not affect Buyer's obligations hereunder, delay the Closing, adversely affect Buyer's ability to consummate the transaction contemplated hereby or otherwise adversely affect any interest (economic, tax, regulatory or otherwise) of Sellers in this Agreement. Notwithstanding anything to the contrary herein, after the Closing MSRA may assign its rights and obligations hereunder to an Affiliate of NAB.

        11.07    Governing Law.

        (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York, without regard to the conflicts of law principles of the State of New York.

        (b)  Each party hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby or thereby exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York for New York County (the "Chosen Courts") and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (1) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (2) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (3) to the fullest extent permitted by law, waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (4) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.01. The provisions in this Section 11.07(b) are not intended to and shall not operate to restrict a party from joining another party to this Agreement in any Action arising from a Third Party Claim pending in a forum other than the Chosen Courts.

        11.08    Waiver of Jury Trial.

        Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.08.

        11.09    Counterparts.

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        11.10    Severability.

        The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        11.11    Affiliates of Buyer.

        To the extent that this Agreement obligates any Affiliate of Buyer either to take or to refrain from taking certain actions, Buyer shall cause such Affiliate to comply with such covenant.

        *                        *                         *

        [The next page is a signature page.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized.

Sellers: NATIONAL AUSTRALIA BANK LIMITED
By:
Name:
Title:
MSRA HOLDINGS, INC.
By:
Name:
Title:
Subject Companies: SR INVESTMENT, INC.
By:
Name:
Title:
HOMESIDE LENDING, INC.
By:
Name:
Title:
Buyer: WASHINGTON MUTUAL BANK, FA
By:
Name:
Title:

QuickLinks

  1.01 Defined Terms.
  1.02 Interpretation.
  2.01 Purchase and Sale of SRI Capital Stock.
  2.02 Consideration.
  2.03 Calculation of Purchase Price.
  2.04 Settlement Date Payments.
  2.05 No Offset.
  2.06 Interim Settlement.
  3.01 Closing and Closing Date.
  3.02 Deliveries at Closing.
  3.03 Further Assistance and Assurances.
  4.01 Disclosure Schedules.
  4.02 Representations and Warranties of Sellers.
  4.03 Representations and Warranties of Buyer.
  4.04 No Other Representations or Warranties.
  5.01 Transfer of Excluded Assets and Excluded Liabilities; Management of Excluded Litigation.
  5.02 Conduct of Business.
  5.03 Access; Confidentiality.
  5.04 Taking of Necessary Action.
  5.05 Disclosure; Legend
  5.06 Delinquent Accounts Receivable.
  5.07 No Solicitation.
  5.08 Non-Competition Agreement.
  5.09 Servicing Portfolio Expenses.
  5.10 2001 Agreements.
  5.11 Transactions with Affiliates.
  5.12 Prepayment or Satisfaction of Indebtedness; Hedges.
  5.13 Subservicing of Excluded Assets.
  5.14 Loan Solicitations.
  5.15 Agreements Currently in Place.
  5.16 VA No-bid Protection.
  5.17 Liability for Breach of Covenants.
  5.18 Prohibition on Certain Purchases or Sales.
  6.01 Employees.
  7.01 Tax Representations and Warranties.
  7.02 Indemnification Obligations With Respect to Taxes.
  7.03 Tax Returns and Payment Responsibility.
  7.04 Contest Provisions.
  7.05 Tax Sharing Agreements.
  7.06 Assistance and Cooperation.
  7.07 Tax Records.
  7.08 Other Provisions.
  8.01 Conditions to Each Party's Obligation to Effect the Purchase.
  8.02 Conditions to Obligation of Buyer.
  8.03 Conditions to Obligations of Sellers.
  9.01 Termination.
  9.02 Effect of Termination and Abandonment.
  10.02 Indemnification for Mortgage Operations and Mortgage Loans.
  10.03 Indemnification Subject to Limitations.
  10.04 Survival Periods.
  10.05 Miscellaneous.
  10.06 De Minimis Liability Restriction, Deductible and Cap.
  10.07 Third-Party Claims.
  10.08 Future Indemnification Protocol
  11.01 Notices.
  11.02 Amendment and Modification; Waiver.
  11.03 Entire Agreement.
  11.04 Fees and Expenses.
  11.05 Third Party Beneficiaries.
  11.06 Assignment; Binding Effect.
  11.07 Governing Law.
  11.08 Waiver of Jury Trial.
  11.09 Counterparts.
  11.10 Severability.
  11.11 Affiliates of Buyer.